AGREEMENT AND PLAN OF MERGER


                               BY AND AMONG


                    HOUSECALL MEDICAL RESOURCES, INC.


                        MESSICK ACQUISITION CORP.


                          MESSICK HOMECARE, INC.


                                   AND

                     CERTAIN OF THE SHAREHOLDERS OF


                          MESSICK HOMECARE, INC.



                             October 31, 1996

                       AGREEMENT AND PLAN OF MERGER


                           TABLE OF CONTENTS*


                                                                     Page
1. THE MERGER                                                           1

  1.1 The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
  1.2 Effect of the Merger. . . . . . . . . . . . . . . . . . . . . . . 2

2. THE SURVIVING CORPORATION                                            2

  2.1 Charter.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
  2.2 By-Laws.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
  2.3 Board of Directors. . . . . . . . . . . . . . . . . . . . . . . . 2
  2.4 Officers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

3. MERGER CONSIDERATION; CONVERSION                                     2

  3.1 Company Shares and Options. . . . . . . . . . . . . . . . . . . . 2
  3.2 Merger Consideration. . . . . . . . . . . . . . . . . . . . . . . 3
  3.3 Establishment of Escrow.  . . . . . . . . . . . . . . . . . . . . 4
  3.4 Other Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . 4
  3.5 Closing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF COMPANY AND THE MAJORITY
   SHAREHOLDERS                                                         4

  4.1 Organization and Authority. . . . . . . . . . . . . . . . . . . . 4
  4.2 Capital; Ownership of Shares; Subsidiaries. . . . . . . . . . . . 5
  4.3 Authority; Inconsistent Obligations.  . . . . . . . . . . . . . . 5
  4.4 Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
  4.5 No Violation; Compliance with Laws. . . . . . . . . . . . . . . . 6
  4.6 Financial Statements. . . . . . . . . . . . . . . . . . . . . . . 6
  4.7 Liabilities.  . . . . . . . . . . . . . . . . . . . . . . . . . . 7
  4.8 Title to Properties.  . . . . . . . . . . . . . . . . . . . . . . 7
  4.9 Inventories.  . . . . . . . . . . . . . . . . . . . . . . . . . . 7
  4.10 Receivables. . . . . . . . . . . . . . . . . . . . . . . . . . . 8
  4.11 Personal Property. . . . . . . . . . . . . . . . . . . . . . . . 8
  4.12 Real Property. . . . . . . . . . . . . . . . . . . . . . . . . . 8
  4.13 Authority to Conduct Business and Intellectual
       Property Rights. . . . . . . . . . . . . . . . . . . . . . . .  10
  4.14 Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . .  11
  4.15 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . .  11
  4.16 Customers and Suppliers. . . . . . . . . . . . . . . . . . . .  11
  4.17 Contingencies. . . . . . . . . . . . . . . . . . . . . . . . .  12
  4.18 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
  4.19 Medicare Participation/Accreditation.  . . . . . . . . . . . .  13
  4.20 Employment and Labor Matters.  . . . . . . . . . . . . . . . .  13
  4.21 Employee Benefit Matters.  . . . . . . . . . . . . . . . . . .  14
  4.22 Environmental Matters. . . . . . . . . . . . . . . . . . . . .  16
  4.23 Absence of Certain Business Practices. . . . . . . . . . . . .  16
  4.24 Government Reports.  . . . . . . . . . . . . . . . . . . . . .  17
  4.25 Agreements and Transactions with Related Parties.  . . . . . .  17
  4.26 Absence of Changes.  . . . . . . . . . . . . . . . . . . . . .  17
  4.27 No Defaults. . . . . . . . . . . . . . . . . . . . . . . . . .  19
  4.28 Fraud and Abuse. . . . . . . . . . . . . . . . . . . . . . . .  19
  4.29 Investment Representations.  . . . . . . . . . . . . . . .  Error!
  4.30 Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . .  20

* This Table of Contents does not constitute a part of this Agreement.

5. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB             21

  5.1 Organization. . . . . . . . . . . . . . . . . . . . . . . . . .  21
  5.2 Authorization; No Inconsistent Agreements.  . . . . . . . . . .  21
  5.3 Authorization of Parent Stock.  . . . . . . . . . . . . . . . .  22
  5.4 Parent Documents. . . . . . . . . . . . . . . . . . . . . . . .  22
  5.5 Full Disclosure.  . . . . . . . . . . . . . . . . . . . . . . .  22

6. ADDITIONAL AGREEMENTS                                               22

  6.1 Parent's and Merger Sub's Access and Inspection.  . . . . . . .  22
  6.2 Confidentiality.  . . . . . . . . . . . . . . . . . . . . . . .  23
  6.3 Cooperation.  . . . . . . . . . . . . . . . . . . . . . . . . .  23
  6.4 Franchise Termination Payment to Option Care, Inc.  . . . . . .  23
  6.5 Covenant Against Competition. . . . . . . . . . . . . . . . . .  23
  6.6 Certain Actions by Company and Majority Shareholders. . . . . .  24
  6.7 Certain Shareholder Guarantees. . . . . . . . . . . . . . . . .  24
  6.8 Repayment of Subordinated Debt. . . . . . . . . . . . . . . . .  24
  6.9 Repayment of Bank Debt. . . . . . . . . . . . . . . . . . . . .  25
  6.10 Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . .  25
  6.11 Company Cost Reports.  . . . . . . . . . . . . . . . . . . . .  25
  6.12 Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
  6.13 Other Post-Closing Cooperation.  . . . . . . . . . . . . . . .  26
  6.14 Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . .  26
  6.15 Interim Financial Statements.  . . . . . . . . . . . . . . . .  26
  6.16 Update of Information. . . . . . . . . . . . . . . . . . . . .  26
  6.17 Registration Rights. . . . . . . . . . . . . . . . . . . . . .  27
  6.18 Certain Governmental Filings.  . . . . . . . . . . . . . . . .  29

7. CONDUCT OF COMPANY'S BUSINESS PENDING CLOSING                       30

  7.1 Business in the Ordinary Course.  . . . . . . . . . . . . . . .  30
  7.2 No Material Changes.  . . . . . . . . . . . . . . . . . . . . .  31
  7.3 Compensation. . . . . . . . . . . . . . . . . . . . . . . . . .  31
  7.4 Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . .  31

8. CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB                  32

  8.1 Proceedings and Documents Satisfactory. . . . . . . . . . . . .  32
  8.2 Representations and Warranties. . . . . . . . . . . . . . . . .  32
  8.3 Compliance with Agreements and Conditions.  . . . . . . . . . .  33
  8.4 Certificates. . . . . . . . . . . . . . . . . . . . . . . . . .  33
  8.5 Resolutions.  . . . . . . . . . . . . . . . . . . . . . . . . .  33
  8.6 Opinion of Counsel. . . . . . . . . . . . . . . . . . . . . . .  33
  8.7 Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
  8.8 Employment Agreements.  . . . . . . . . . . . . . . . . . . . .  33
  8.9 Interim Financial Statements. . . . . . . . . . . . . . . . . .  34
  8.10 Bank Approvals.  . . . . . . . . . . . . . . . . . . . . . . .  34
  8.11 Regulation D Certification.  . . . . . . . . . . . . . . . . .  34
  8.12 Commercial Lease.  . . . . . . . . . . . . . . . . . . . . . .  34
  8.13 Subordinated Debt. . . . . . . . . . . . . . . . . . . . . . .  34
  8.14 No Inconsistent Requirements.  . . . . . . . . . . . . . . . .  34
  8.15 Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . .  34

9. CONDITIONS TO OBLIGATIONS OF COMPANY AND THE MAJORITY SHAREHOLDERS  35

  9.1 Proceedings and Documents Satisfactory. . . . . . . . . . . . .  35
  9.2 Representations and Warranties. . . . . . . . . . . . . . . . .  35
  9.3 Compliance with Agreements and Conditions.  . . . . . . . . . .  35
  9.4 Certificate of Parent and Merger Sub. . . . . . . . . . . . . .  35
  9.5 Resolutions.  . . . . . . . . . . . . . . . . . . . . . . . . .  35
  9.6 Opinion of Counsel. . . . . . . . . . . . . . . . . . . . . . .  36
  9.7 No Inconsistent Requirements. . . . . . . . . . . . . . . . . .  36
  9.8 Miscellaneous.  . . . . . . . . . . . . . . . . . . . . . . . .  36

10. INDEMNITIES                                                        36

  10.1 Indemnification of Parent and Merger Sub.  . . . . . . . . . .  36
  10.2 Payment. . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
  10.3 Defense of Claims. . . . . . . . . . . . . . . . . . . . . . .  37
  10.4 Liability Threshold. . . . . . . . . . . . . . . . . . . . . .  38
  10.5 No Contribution by Surviving Corporation.  . . . . . . . . . .  38

11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES                         39

12. TERMINATION                                                        39

  12.1 Termination for Certain Causes.  . . . . . . . . . . . . . . .  39
  12.2 Procedure on and Effect of Termination.  . . . . . . . . . . .  40

13. POWER-OF-ATTORNEY                                                  40

  13.1 Appointment of Agent.  . . . . . . . . . . . . . . . . . . . .  40
  13.2 Liability of Agent.  . . . . . . . . . . . . . . . . . . . . .  41
  13.3 Irrevocable; Binding on Successors, Etc. . . . . . . . . . . .  41

14. MISCELLANEOUS                                                      41

  14.1 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
  14.2 Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . .  43
  14.3 Entire Agreement.  . . . . . . . . . . . . . . . . . . . . . .  43
  14.4 Governing Law. . . . . . . . . . . . . . . . . . . . . . . . .  43
  14.5 Successors and Assigns.  . . . . . . . . . . . . . . . . . . .  43
  14.6 Partial Invalidity and Severability. . . . . . . . . . . . . .  44
  14.7 Waiver.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
  14.8 Headings.  . . . . . . . . . . . . . . . . . . . . . . . . . .  44
  14.9 Number and Gender. . . . . . . . . . . . . . . . . . . . . . .  44
  14.10 Consented Assignment. . . . . . . . . . . . . . . . . . . . .  44

15. CERTAIN DEFINITIONS; INDEX OF DEFINITIONS                          45

  15.1 Certain Definitions. . . . . . . . . . . . . . . . . . . . . .  45
  15.2 Index to Definitions.  . . . . . . . . . . . . . . . . . . . .  47


LIST OF EXHIBITS

EXHIBIT A    ESCROW AGREEMENT
EXHIBIT B    INDEMNIFICATION LETTER
EXHIBIT C    LEGAL OPINION OF BLANKENSHIP AND BLANKENSHIP
EXHIBIT D    COMMERCIAL LEASE AGREEMENT
EXHIBIT E    LEGAL OPINION OF KILPATRICK & CODY, L.L.P.


LIST OF SCHEDULES

SCHEDULE 4.1   ORGANIZATION AND AUTHORITY

SCHEDULE 4.2   CAPITAL; OWNERSHIP OF SHARES; SUBSIDIARIES
SCHEDULE 4.3   AUTHORITY; INCONSISTENT OBLIGATIONS
SCHEDULE 4.4   CONSENTS
SCHEDULE 4.6   FINANCIAL STATEMENTS
SCHEDULE 4.7   LIABILITIES
SCHEDULE 4.11  PERSONAL PROPERTY
SCHEDULE 4.12  REAL PROPERTY
SCHEDULE 4.13  AUTHORITY TO CONDUCT BUSINESS AND INTELLECTUAL PROPERTY
               RIGHTS
SCHEDULE 4.14  CONTRACTS
SCHEDULE 4.15  INSURANCE
SCHEDULE 4.16  CUSTOMERS AND SUPPLIERS
SCHEDULE 4.17  CONTINGENCIES
SCHEDULE 4.18  TAXES
SCHEDULE 4.19  MEDICARE PARTICIPATION/ACCREDITATION
SCHEDULE 4.20  EMPLOYMENT AND LABOR MATTERS
SCHEDULE 4.21  EMPLOYEE BENEFIT MATTERS
SCHEDULE 4.22  ENVIRONMENTAL MATTERS
SCHEDULE 4.24  GOVERNMENT REPORTS
SCHEDULE 4.25  AGREEMENTS AND TRANSACTIONS WITH RELATED PARTIES
SCHEDULE 4.26  ABSENCE OF CHANGES
SCHEDULE 4.27  NO DEFAULTS
SCHEDULE 6.6   CERTAIN SHAREHOLDER GUARANTEES
SCHEDULE 6.7   REPAYMENT OF SUBORDINATED DEBT
SCHEDULE 6.8   REPAYMENT OF BANK DEBT

                       AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT is made and entered into as of the 31st day of October, 1996, by and among HOUSECALL MEDICAL RESOURCES, INC., a Delaware corporation ("Parent"); MESSICK ACQUISITION CORP., a Tennessee corporation ("Merger Sub"); MESSICK HOMECARE, INC., a Tennessee corporation ("Company"); and J. TRENT MESSICK and ROGER
K. RICHARDSON, each an individual resident of the State of Tennessee (collectively, the "Majority Shareholders", and individually a "Majority Shareholder".)

                            RECITALS:

     A. Company is engaged in the business of providing home health care products and services, including home medical equipment, infusion therapy services and respiratory therapy services in the service areas listed on Schedule 4.19 hereto (the
"Business").

     B. The Majority Shareholders own beneficially and of record 79% of the presently issued and outstanding common stock of Company.

     C. Parent, Merger Sub and the Majority Shareholders deem it advisable and in their respective best interests to effect the merger of Merger Sub with and into Company.

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                            AGREEMENT:

THE MERGER

     1.1  The Merger.

At the Effective Time (such term and other capitalized terms used herein being defined in this Agreement in either Paragraph 15.1 or at the places indicated in Paragraph 15.2 below), upon the terms and subject to the conditions contained herein, and in accordance with the Tennessee Business Corporation Act as then in effect (the "Act"), Merger Sub shall be merged with and into Company, the separate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation (the "Merger"). Company after the Merger is sometimes hereafter referred to as the "Surviving Corporation".

     1.2  Effect of the Merger.

        At the Effective Time, the Surviving Corporation shall continue its corporate existence under the Laws of the State of Tennessee and shall succeed to all rights, privileges, immunities, franchises and powers, and be subject to all duties, liabilities, debts and obligations, of Company and Merger Sub in accordance with the provisions of the Act.

THE SURVIVING CORPORATION

     2.1  Charter.

        The Charter of Merger Sub as in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation until thereafter amended in accordance with applicable Law and such Charter.

     2.2  By-Laws.

        The By-Laws of Merger Sub as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable Law, the Charter of such Surviving Corporation, and such By-Laws.

     2.3  Board of Directors.

        The directors of Merger Sub immediately prior to the Effective Time shall be the initial board of directors of the Surviving
Corporation, each of such persons to serve until his or her successor is duly elected and qualified.

     2.4  Officers.

The officers of Merger Sub immediately prior to the Effective
Time shall be the initial officers of the Surviving Corporation, each of such officers to serve until his or her successor is duly qualified.

3.   MERGER CONSIDERATION

     3.1  Company Shares and Options.

        At the Effective Time, by virtue of the Merger, and without any action on the part of the Majority Shareholders or any other
Shareholder, all of the shares of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time (collectively, the "Shares") and all options and rights to acquire any of the capital stock of Company, whether or not then vested and/or exercisable, outstanding immediately prior to the Effective Time
(collectively, the "Options"), shall be canceled, retired and converted into and become the right to receive the Merger

Consideration described in this Article 3. At the Closing, the Majority Shareholders and the other Shareholders of the Company shall surrender the certificates representing the Shares owned by them, accompanied by blank stock powers and all necessary transfer taxes and other revenue stamps (if any), to Parent, and Parent shall deliver the Merger Consideration deliverable to them. At the Closing, each Optionholder shall surrender the instruments or other writings evidencing and representing the Options owned by them, accompanied by all necessary transfer taxes and other revenue stamps (if any), to Parent, and Parent shall deliver the Merger Consideration deliverable to them.

     3.2  Merger Consideration.

        The "Merger Consideration" shall be equal to the aggregate sum of $5,050,000. Subject to Paragraph 3.3, the Merger Consideration is payable to the Shareholders and the Optionholders as follows:

               (i) To the recordholders of the Common Stock, the aggregate sum of $4,094,388.50 in cash,

               (ii) To the recordholders of the Class A Preferred
                    Stock, the aggregate sum of $738,613.00 in cash (against which no conversion price shall be payable by any such recordholders to Company, Parent or Merger Sub), and

               (iii)     To the Optionholders, and against the
                    delivery to Parent and Merger Sub of the aggregate sum of $31,035.21 (being the aggregate cash exercise price of the Options), the aggregate sum of $216,998.50 in cash.

        Parent has previously deposited the sum of $50,000 with Blankenship and Blankenship to hold in escrow pending the Closing as an advance against the Merger Consideration, which sum is to be distributed to the Shareholders and the Optionholders pro rata in accordance with the percentages set forth in Exhibit A to the Escrow Agreement upon consummation of the Merger and the occurrence of the Closing. Each of the Shareholders and the Optionholders acknowledges and agrees by their acceptance of the Merger Consideration paid directly by, or on behalf of, Parent and Merger Sub that its pro rata share of such $50,000, representing the balance of the Merger Consideration payable to such Shareholder or Optionholder, has been paid by Parent and Merger Sub to such Shareholder or Optionholder and that neither Parent nor Merger Sub has any further responsibility or liability to such Shareholder or Optionholder for its pro rata share of such $50,000. The amounts actually payable to each of the recordholders of the Common Stock and the Class A Preferred Stock and to the Optionholders shall be credited by a pro rata amount of such $50,000 deposit.


     3.3  Establishment of Escrow.

        Notwithstanding Paragraph 3.2, $850,000 of the cash portion of the Merger Consideration shall be paid over to SunTrust Bank, Nashville, N.A. to be held, disbursed and invested pursuant to an escrow agreement (the "Escrow Agreement") in the form attached hereto as Exhibit A. By acceptance of the Merger Consideration, each Shareholder and Optionholder shall be deemed to have agreed to the establishment of the Escrow Fund (as defined in the Escrow Agreement) with such cash portion of the Merger Consideration and to be bound by, and subject to, the terms and conditions of the Escrow Agreement.

     3.4  Other Shares.

        Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving
Corporation.

     3.5  Closing.

        The consummation of the transactions contemplated in this Agreement (the "Closing") shall take place at the offices of Company, 307 Hickerson Drive, Murfreesboro, Tennessee, at 10:30 a.m., Murfreesboro Time, on the earlier to occur of (a) October 31, 1996, and (b) the first Business Day after all the conditions set forth in Articles 8 and 9 hereof have been satisfied or waived. On the date of the Closing, Company and Merger Sub shall file the documents required by the Act to effect the Merger. The Merger shall become effective at the close of business on the date of the Closing (the "Effective Time").

4.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF COMPANY AND THE
     MAJORITY SHAREHOLDERS

        To induce Parent and Merger Sub to enter into and perform this Agreement, to consummate the Merger, and to pay the Merger
Consideration as provided herein, Company and each Majority
Shareholder, jointly and severally, represent and warrant to, and covenant and agree with, Parent and Merger Sub as follows:

     4.1  Organization and Authority.

        Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee.
Company's principal office and its places of business are at the locations specified in Schedule 4.1. Company has all requisite corporate power and authority and is entitled to own or lease its assets and to carry on Company's Business as and in all places where such business is now conducted and such properties are owned or leased. Company is duly authorized, licensed, qualified

or domesticated as a foreign corporation in the jurisdictions listed in Schedule 4.1, which are all jurisdictions where the character of the property owned by it or the nature of the business transacted by it makes such authorization, license, qualification or domestication necessary. Schedule 4.1 lists (i) all locations where any of Company's assets are located, or where Company has an office or place of business or maintains any Inventory, and (ii) all names under which Company or its predecessors have operated during the past five years, if different from its present corporate name.

     4.2  Capital; Ownership of Shares; Subsidiaries.

        (a) Company has an authorized capital stock of (i) 100,000 shares of common stock, no par value (the "Common Stock" ), (ii) 50,000 shares of preferred stock, $1.00 par value per share (the "Preferred Stock"), and (iii) 25,000 shares of Class A preferred stock, $1.00 par value per share (the "Class A Preferred Stock"). The Common Stock, the Preferred Stock and the Class A Preferred Stock are sometimes herein referred to collectively as the "Stock". As of the date hereof, all outstanding shares of the Stock are owned beneficially and of record by those Persons identified on Schedule 4.2 hereto in the amounts set forth opposite their respective names, and, with respect to each holder of shares of Class A Preferred Stock, Schedule 4.2 also reflects the number of shares of Common Stock into which such holder is entitled to convert the Class A Preferred Stock. All of the outstanding shares of the Stock are duly authorized, validly issued, fully paid and nonassessable and were authorized, offered, issued and sold in accordance with all applicable securities and other Laws and all rights of Company's shareholders and other Persons. No Person has any preemptive rights with respect to shares of Stock of Company. Except as set forth on Schedule 4.2, there are no outstanding securities convertible into Stock or rights to subscribe for or to purchase, or any options for the purchase of, or any agreements or arrangements providing for the issuance (contingent or otherwise) of, or any Actions relating to, the Stock. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any of the Stock. Company is not subject to any obligation to repurchase or otherwise acquire or retire any of its Stock, and Company has no Liability for dividends declared or accrued, but unpaid, with respect to its Stock. Company has not purchased or redeemed any of its Stock, and, except as set forth in Schedule 4.2, has not paid any dividend or made any other payment to any of the Shareholders or other Related Parties within the past year.

        (b) Company does not have any interest, direct or indirect, and has no commitment to purchase or otherwise acquire any interest, direct or indirect, in any other Person.

        (c) Each Majority Shareholder is the record and beneficial owner of that number of shares of Stock of each class set forth opposite his or her name Schedule 4.2, in each case free and clear of any and all Liens.

     4.3  Authority; Inconsistent Obligations.

        (a) Company has the full right, power and authority to execute and deliver and to perform and comply with this Agreement in accordance with its terms. Each Majority Shareholder has the

full right, power and capacity to execute and deliver and to perform and comply with this Agreement in accordance with its terms. All proceedings and actions required to be taken by Company to authorize the execution, delivery, and performance of this Agreement have been or will be properly taken. This Agreement has been duly and validly executed and delivered on behalf of Company by its duly authorized officers, and has been duly and validly executed and delivered by each Majority Shareholder. This Agreement constitutes the valid and legally binding obligation, subject to general equity principles, of Company and each of the Majority Shareholders, in each instance enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting the rights of creditors generally.

        (b) Except as disclosed in Schedule 4.3, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will result in a violation or breach of, or constitute a default under, (i) the Charter or By-
Laws of Company, (ii) any term or provision of any indenture, note, mortgage, bond, security agreement, loan agreement, guaranty, pledge, or other agreement, instrument or document,
(iii) any material Law, (iv) any other commitment or restriction, to which Company or any Shareholder is a party or by which any of them or any of the Company's assets, properties or businesses is subject or bound; nor will such actions result in (v) the creation of any Lien on any of the assets of Company, (vi) the acceleration or creation of any obligation of Company, (vii) the forfeiture of any material right or privilege of Company, or
(viii) the forfeiture of any material right or privilege of any Shareholder which may affect such Shareholder's ability to perform under this Agreement.

     4.4  Consents.

        The execution and delivery of this Agreement by Company and each of the Majority Shareholders and the consummation of the transactions contemplated by this Agreement (a) do not require the consent, approval or action of, or any filing with or notice to, any Person or Government, except as specified in Schedule
4.4, (b) do not require the consent or approval of any of Company's shareholders, except such as have been obtained or will be obtained prior to the Closing in accordance with Paragraph
6.6, and (c) do not impose any other term, condition or restriction on Parent, Merger Sub or Company pursuant to any business combination, takeover or other similar Law.

     4.5  No Violation; Compliance with Laws.

        Company is not in default under or in violation of its Charter or By-Laws. Company has complied in all material respects with all Laws applicable to the Business. Neither Company nor any Majority Shareholder has received any notification of any asserted present or past failure by Company to comply with any Laws.

     4.6  Financial Statements.

        Prior to the date hereof, Company has delivered to Parent and Merger Sub copies of Company's audited Balance Sheets as at December 31, 1994 and 1995, and related audited Statements of Earnings, for the fiscal years then ended, together with the unqualified audit opinion thereon of Dempsey, Wilson & Co., P.C.,

independent certified public accountants. All of such financial statements (including any related notes and schedules thereto) (the "Audited Financial Statements") are true and correct and have been prepared in accordance with GAAP consistently applied, and present fairly the financial condition of Company as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended. Company has also delivered to Parent and Merger Sub copies of Company's unaudited Balance Sheet as of June 30, 1996 (the "Unaudited Balance Sheet"), and unaudited Statements of Earnings for the six-month period then ended (such unaudited Statements of Earnings, Retained Earnings, and Cash Flows, together with the Unaudited Balance Sheet, collectively, the "Unaudited Financial Statements"). Except as disclosed in Schedule 4.6, the Unaudited Financial Statements (including any schedules thereto) are true and correct, have been prepared from the books and records of Company in accordance with GAAP consistently applied, and present fairly the financial condition of Company as at the date thereof and the results of its operations for the six-month period then ended, provided that such Unaudited Financial Statements do not include footnotes and statement of cash flows required by GAAP.

     4.7  Liabilities.

        Company does not have any debt, liability or obligation of any kind, whether accrued, absolute, known or unknown, contingent or otherwise, except (i) those reflected on the audited Balance
Sheet of Company as at December 31, 1995 (the "Audited Balance Sheet"), (ii) current liabilities incurred in the regular and ordinary course of business consistent with Company's past practices in connection with the purchase of goods and services since December 31, 1995 (the "Reference Date") properly reflected in Company's books, (iii) payroll and/or payroll taxes associated with any exercise by Jeffrey O. Brown of his Option, and (iv) as specifically disclosed in Schedule 4.7 (such liabilities being referred to herein as the "Disclosed Liabilities"). Company has no liability whatsoever to Option Care, Inc., whether in connection with the termination of the franchise agreement between Company and Option Care, Inc. or otherwise.

     4.8  Title to Properties.

        Company has good and complete title to all properties and assets reflected in the Audited Balance Sheet, except inventories and other immaterial assets which have been disposed of in the regular and ordinary course of business since the Reference Date, and all other properties and assets necessary to conduct its business as currently being conducted and as conducted during the periods covered by the Audited Financial Statements (other than any leased property), free and clear of Liens, except as may be set forth in the notes to the Audited Balance Sheet.

     4.9  Inventories.

        The inventories of Company are merchantable, fit for the purpose intended, and conform in all respects to all orders, contracts or commitments for such goods. Each such item of inventory

reflected in the Audited Balance Sheet is so reflected on the basis of a complete physical count and valued at the lower of cost or market in accordance with GAAP. Each item of inventory reflected on the Unaudited Balance Sheet and the books and records of Company is valued at the lower of cost or market in accordance with GAAP. The inventories of Company are sufficient to meet the reasonably expected requirements of Company's Business.

     4.10  Receivables.

        The accounts receivable shown on the Audited Balance Sheet, and all such receivables now held by Company, represent valid claims for goods, services or rental equipment provided to patients, recognized at management's estimate of net realizable value, and were not and are not subject to any offset or counterclaim.
Neither Company nor any Majority Shareholder makes any representation or warranty concerning the collectability of any such accounts receivable.

     4.11  Personal Property.

        (a) Except as set forth in Schedule 4.11, all of the equipment, vehicles and other items of tangible personal property used by Company in the conduct of the Business are in good condition and repair and have been so maintained, subject to normal wear and tear, are suited for the use intended and have been operated in conformity with all applicable Laws, manufacturer's operating manuals, manufacturer's warranties, and insurance requirements.

        (b) Except as disclosed in Schedule 4.11, to the knowledge of Company and the Majority Shareholders, all lessors of any equipment or other tangible personal property leased to Company have fully and completely performed and satisfied their respective duties and obligations under such leases, and Company has no claims, actions or causes of action against any such lessor for failure to fully and completely perform and satisfy its duties and obligations thereunder.

     4.12  Real Property.

        (a) Company neither owns nor has the right or option to acquire any real property.

        (b) All agreements with respect to leases, easements, rights of way, licenses, usufructs and other non-fee simple interests granted to Company in the Leased Real Property (collectively, the "Real Property Leases") are listed in Schedule 4.12. The interest of Company in and under each of the Real Property Leases is free and clear of any defects, claims or Liens and subject to no present Action or threatened Action.

        (c) Company is lawfully in possession of all real property which is the subject of a Real Property Lease and with respect to which Company is a tenant or lessee or has been granted a possessory interest in such Leased Real Property, and all conditions precedent to the obligation of Company to take possession and

continue to occupy all Leased Real Property has been fulfilled. Company has the exclusive right of possession and is presently occupying the entirety of each parcel of its Leased Real Property for the purposes set forth in the respective Real Property Lease.

        (d) All of the Leased Real Property is free from any development, use or occupancy restrictions, except those imposed by applicable Laws, and from all special taxes or assessments, except those generally applicable to other properties in the tax districts in which the Leased Real Property is located. There is lawfully available to all the Leased Real Property, through private easements and facilities or properly dedicated public easements and facilities, water, gas, sewer, electricity and telephone service sufficient to allow Company's Business to continue to be conducted as heretofore conducted by it, and all of which are now being utilized. All the Leased Real Property has reasonably suitable ingress and egress and each parcel of Leased Real Property has reasonably suitable access to the existing paved roads and other public rights of way, which access is not limited or restricted.

        (e) The present use, occupancy and operation of the Leased Real Property, and all aspects of the improvements to the Leased Real
Property (the "Real Property Improvements"), are in compliance in all material respects with all, and not in violation of any, Laws and with all private restrictive covenants of record, and neither
Company nor any Majority Shareholder has any knowledge of any proposed change therein that would affect any of the Leased Real
Property or its use, occupancy or operation. There exist no conflicts or disputes with any Government or Person relating to any Leased Real Property or the activities thereon. All Real
Property Improvements are located within the lot lines (and within the mandatory set-backs from such lot lines established by applicable Law or otherwise) and not over areas subject to easements or rights of way. All Real Property Improvements are in good condition and repair, suited for the operation of Company's business.

        (f) Neither Company nor any other Person has caused any work or improvements to be performed upon or made to any of the Leased
Real Property for which there remains outstanding any payment obligation that would or might serve as the basis for any Lien in favor of the Person who performed the work.

        (g) All requisite certificates of occupancy and other permits and approvals required with respect to the Leased Real Property
Improvements and the use, occupancy and operation thereof have been obtained and paid for and are currently in effect and free of restrictions.

        (h) Except as set forth on Schedule 4.12, as specifically disclosed in a written lease disclosed in Schedule 4.12, or as specifically set forth in the Unaudited Balance Sheet, no rent or use fee has been paid in advance, no security deposit has been paid and no brokerage commission is payable by Company with respect to any Real Property Lease.

        (i) Company has not received any notice that the owner of any Leased Real Property has made any assignment, pledge or hypothecation of such Real Property Lease or the rents or use fees due thereunder.

        (j) Except as set forth in Schedule 4.12 to the knowledge of Company and the Majority Shareholders: (A) no portion of the Leased Real Property is located within any Special Flood Hazard
Area designated by the Federal Emergency Management Agency, or in any area similarly designated by any Government; (B) no portion of the Leased Real Property has been designated "wetlands" within the jurisdiction of the U.S. Army Corp. of Engineers, or has been similarly designated by any Government; (C) no portion of the Leased Real Property constitutes "wetlands" that have been filled, whether or not pursuant to appropriate permits; and (D) no portion of the Leased Real Property is subject to any classification, designation or preliminary determination of any Government or pursuant to any Law which would restrict the use, development, occupancy or operation of the Leased Real Property in connection with the business in any material respect.

     4.13  Authority to Conduct Business and Intellectual Property
           Rights.

        Company has the means, rights and information required to sell, offer for sale and use the items and perform the services as presently being offered for sale, sold, used or performed by Company, including, without limitation, the means, rights and information required to offer for sale, sell and use all such items and perform all such services without incurring any liability for license fees or royalties or any claims of infringement of patents, trade secrets, copyrights, trademark, service mark or other proprietary rights. Schedule 4.13 describes all proprietary inventions, designs, ideas, processes, methods and other know-how of Company which are valuable in the operation of Company's Business and, with respect to each such item, indicates whether Company holds any patent or patent application therefor (in each such case, identifying the date(s) and jurisdiction(s) in which the patent was granted or applied for and the number of such patent or application) or has sought any advice as to the patentability of the same (in each such case, summarizing such advice) or believes it has trade secret protection therefor (in each such case, providing a description of the measures which have been taken to protect the secrecy of the item). Company is not a party to, either as licensor or licensee, and is not bound by or subject to, any license agreement for any patent, process, trademark, service mark, trade secrets, trade name, service name or copyright, except as described in Schedule 4.13. All patents, copyrights, trademarks, service marks and trade names, and applications therefor or registrations thereof, owned or used by Company are listed in
Schedule 4.13 and, to the extent indicated thereon, have been duly registered in, filed in or issued by the Patent and Trademark Office, the Copyright Office or the corresponding agency or office of the Forum identified therein. There are no rights of third parties with respect to any patent, patent application, invention, copyrights, trademark, service mark, trade secrets, trade name or device which would have an adverse effect on the operations or prospects of Company's Business.

     4.14  Contracts.

        Schedule 4.14 identifies all existing contracts and commitments of Company (a) which are necessary to conduct Company's Business in the same manner as currently conducted by Company, (b) by which any of Company's assets may be bound or affected, (c) which relate to or affect the Company's assets, or (d) which are material to Company or Company's Business, in each case whether written or oral (collectively, the "Company Contracts"). Company has heretofore delivered to Parent and Merger Sub a true, correct and complete copy of each such written Company Contract and a complete and accurate summary of each such oral Company Contract.
All of the Company Contracts have been entered into in the ordinary course of Company's Business. None of the Company
Contracts constitutes an illegal restraint of trade under any applicable Law. No Company Contract will likely result in a loss to Company upon completion of performance, or which cannot readily be fulfilled or performed by Company in accordance with its terms without undue or unusual expenditures of money or effort. For purposes of identifying and listing the "Company Contracts" as contemplated by this Paragraph 4.14, "Company
Contracts" with individuals shall only be required to be identified and listed on Schedule 4.14 to the extent that the revenues to be derived by Company thereunder exceeds $2,500.

     4.15  Insurance.

        Schedule 4.15 contains a complete list and description of all fire, theft, casualty, health, life, accident, title, automobile, liability, product liability, worker's compensation and other policies of insurance maintained by Company, all of which are, and will be maintained through the Closing Date, in full force and effect. Schedule 4.15 also lists and describes the limits, risks and deductibles for all such policies. Company has delivered to Parent and Merger Sub a true, correct and complete copy of each such insurance policy. All premiums due thereon have been paid and Company has not received any notice of cancellation with respect thereto. All such policies taken together provide adequate coverage to insure the properties, business and operations of Company against such risks and in such amounts as are prudent and customary. Company will not as of the Closing Date have any liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date, except as set forth in Schedule 4.15. Schedule 4.15 also lists and describes all occurrences which may form the basis for a claim by or on behalf of Company under any such policy; and Company has timely given notice of all such occurrences to the appropriate insurer and has not waived (either intentionally or inadvertently) its right to make the related claim under any such policy.

     4.16  Customers and Suppliers.

        Schedule 4.16 sets forth the names and addresses of any sole source suppliers of significant goods, equipment or services to Company (other than public utilities) with respect to which practical alternative sources of supply are not available, and the names and addresses of each customer of Company that purchased $100,000 in goods or services from Company in any of

the three prior years ("Significant Customers"). Neither Company nor the Majority Shareholders are aware, except as disclosed in
Schedule 4.16, (a) that any supplier or Significant Customers of Company intends to discontinue or substantially diminish or change its relationship with Company or the terms thereof, or (b) that any supplier of Company intends to significantly increase prices or charges for goods or services presently supplied.

     4.17  Contingencies.

        Except as set forth in Schedule 4.17, there are no Actions pending or threatened against, by or affecting Company or any of its assets, properties or businesses in any Forum, nor do there exist any other "loss contingencies" (as such term is defined in Statement of Financial Standards No. 5 of the Financial
Accounting Standards Board), the eventual outcome of which might have an adverse effect on Company, its assets, properties or businesses or the operation of Company's Business after the Closing, or which would prevent or impede the transactions contemplated by this Agreement. Except as set forth in Schedule 4.17, Company has not been charged with, nor is it under investigation with respect to any charge concerning, any violation of any provision of any Law. There are no unsatisfied judgments against Company or any of the Majority Shareholders or any Orders to which Company, any Shareholder or any of the assets, properties or businesses of Company are subject.

     4.18  Taxes.

        Except as disclosed in Schedule 4.18, all taxes (including, without limitation, all income, property, sales, use, customs, franchise, value added, ad valorem, withholding, employees' income withholding, and social security taxes, and all other taxes imposed on Company or its income, properties, sales, franchises, operations or Plans or trusts), and all deposits in connection therewith required by applicable Law imposed by any Government, and all interest and penalties thereon and additions thereto (all of the foregoing hereafter collectively referred to as "Taxes"), which are due and payable by Company for all periods through the date hereof have been paid in full, and adequate reserves for all other Taxes, whether or not due and payable, and whether or not disputed, have been set up on the books of Company. From and after the date of this Agreement and until the Closing Date, Company will duly file all returns and reports with respect to Taxes, and will pay all Taxes imposed on Company which directly or indirectly affect the operation of Company's Business after the Closing Date, or which might create a Lien on the assets, properties or business of Company, or which could adversely affect Company's Business after the Closing Date.
There is not now any proposed assessment against Company of additional Taxes of any kind. Company has duly filed all federal, state, and local tax returns and reports (including, without limitation, returns for estimated tax), and all returns and reports of all other Governments having jurisdiction, with respect to all Taxes, all such returns and reports show the correct and proper amount due, and all Taxes shown on such returns or reports and all assessments received by Company have been paid to the extent that such Taxes, or any estimates thereon, have become due. No federal income tax returns of Company have been examined by the Internal Revenue Service.
Schedule 4.18 sets forth any position taken by Company on its

federal income tax returns which is substantially at variance with the published position of the Internal Revenue Service. Company has obtained and received all applicable sales and use tax exemptions and related certificates, and the same are and shall remain in full force and effect through the Closing Date.

     4.19  Medicare Participation/Accreditation.

        Company is qualified for participation in the Medicare and Medicaid programs, has current and valid provider contracts with the Medicare and Medicaid programs, is in compliance with the conditions of participation in such programs in all material respects, and has received all approvals or qualifications necessary for reimbursement pursuant to such programs. Company presently has the Medicare certified provider numbers set forth in Schedule 4.19 (collectively, the "Provider Numbers"). Such Provider Numbers and contracts allow Company to provide reimbursable home health services in the service areas listed on
Schedule 4.19 ("Service Areas") without further consent and approval by any governmental agency, including without limitation TennCare, the Tennessee Department of Health Division of Health Care Facilities, the Tennessee Health Facilities Commission and HCFA. Company has never filed, and has never been required to file, Medicare cost reports.

     4.20  Employment and Labor Matters.

        (a) Schedule 4.20 lists all employees, consultants, or other agents who on the date hereof perform services on a regular basis in the business operations of or for Company and whose annualized rate of compensation exceeds $40,000 per year. Except as provided in Schedule 4.20, no such employee, consultant, or other agent has terminated his employment or engagement, nor, to the knowledge and belief of Company and the Majority Shareholders, plans not to continue employment with Company after the Closing
Date if so offered by Company. Schedule 4.20 also lists any employee, consultant, or other agent of Company who has a contract for employment with or engagement by Company (whether written or oral) that is not terminable by Company in its discretion on not more than thirty (30) days' notice without penalty or requirement of any severance or similar payment by Company.

        (b) Except as disclosed in Schedule 4.20, Company is not a party to any collective bargaining agreement or agreement of any kind with any union or labor organization, and no union or other collective bargaining unit has been certified or recognized by Company as representing any employee, nor, to the knowledge of Company or any of the Majority Shareholders, is a union or other collective bargaining unit seeking recognition for such purpose.
There are no controversies pending, or to the knowledge of Company or the Majority Shareholders threatened, between Company and any labor union or collective bargaining unit representing, or seeking to represent, any of its employees. Except as disclosed in Schedule 4.20, there has been no attempt by any union or other labor organization to organize any of Company's employees at any time in the past five years. Company has complied with all applicable Laws relating to wages, hours, health and safety, payment of social security, withholding and other taxes, maintenance of worker's compensation insurance,

labor and employment relations, and employment discrimination, including without limitation, the Americans with Disabilities
Act, Fair Labor Standards Act, Title VII of the Civil Rights Act, and Age Discrimination in Employment Act.

     4.21  Employee Benefit Matters.

        (a) Schedule 4.21 lists all plans, programs, and similar agreements, commitments or arrangements maintained by or on behalf of Company or any other party that provide benefits or compensation to, or for the benefit of, current or former employees of Company ("Plan" or "Plans") and identifies each such Plan that is an "employee benefit plan" as defined in Section 3(3) of ERISA ("ERISA Plan"), including any frozen or terminated "employee pension benefit plan" which covers or covered any employee. Copies of all Plans and, to the extent applicable, all related trust agreements and/or insurance contracts, actuarial reports, and valuations for the most recent three years, all summary plan descriptions, prospectuses, Annual Report Form 5500s or similar forms (and attachments thereto) for the most recent three years, all Internal Revenue Service determination letters and filings, and any related documents requested by Parent and Merger Sub, including all amendments, modifications and supplements thereto, have been delivered to Parent and Merger Sub, and all of the same are true, correct and complete.

        (b) With respect to each Plan, except as set forth on Schedule 4.21: (i) no litigation or administrative or other proceeding is pending or threatened involving such Plan; (ii) such Plan has been administered and operated in compliance with, and has been amended to comply with, all applicable laws, rules, and regulations, including, without limitation, ERISA, the Internal
Revenue Code, and the regulations issued under ERISA and the Internal Revenue Code; (iii) Company and its predecessors, if any, have made, and as of the Closing Date will have made or accrued, all payments and contributions required, or reasonably expected to be required, to be made under the provisions of such Plan or required to be made under applicable laws, rules and regulations, with respect to any period prior to the Closing
Date, such amounts to be determined using the ongoing actuarial and funding assumptions of the Plan; (iv) such Plan is fully funded in an amount sufficient to pay all liabilities accrued
(including liabilities and obligations for health care, life insurance and other benefits after termination of employment) and claims incurred to the date hereof, or the Unaudited Balance
Sheet contains adequate reserves, or paid-up insurance has been provided, therefor; (v) on the Closing Date, such Plan will be fully funded in an amount sufficient to pay all liabilities accrued (including liabilities and obligations for health care, life insurance and other benefits after termination of employment) and claims incurred to the Closing Date, or adequate reserves will be set up on Company's books and records, or paid-up insurance will be provided, therefor; and (vi) such Plan has been administered and operated only in the ordinary and usual course and in accordance with its terms, and there has not been in the four years prior hereto any material increase in the liabilities of such Plan.

        (c)  No ERISA Plan is a "Multiemployer Plan" as defined in
Section 3(37) of ERISA. Company is not required to contribute to any Multiemployer Plan, nor does Company have any liability to

any Multiemployer Benefit Plan. Company does not maintain nor has ever maintained or been required to contribute to a Plan which covers or is intended primarily to cover employees located in a country other than the United States.

        (d)  With respect to each ERISA Plan, except as set forth on
Schedule 4.21, neither such Plan, nor any trustee, administrator, fiduciary, agent or employee thereof, has at any time been involved in a transaction which would constitute a "prohibited transaction" within the meaning of Section 406 of ERISA or
Section 4975 of the Internal Revenue Code, unless such transaction is specifically permitted under Section 407 or 408 of ERISA, Section 4975 of the Internal Revenue Code or a class or administrative exception issued by the Department of Labor, nor has any such person been involved in or caused such Plan to be involved in a breach of fiduciary duty under Section 404 of ERISA.

        (e)  Of the ERISA Plans, only [                        ]
(collectively, the "Company Pension Plans") are "employee pension benefit plans" within the meaning of Section 3(2) of ERISA. With respect to each Company Pension Plan, except as set forth on
Schedule 4.21: (i) such Company Pension Plan constitutes a qualified plan within the meaning of Section 401(a) of the Internal Revenue Code and the trust (if any) thereunder is exempt from federal income tax under Section 501(a) of the Internal Revenue Code; (ii) all minimum funding standards required by law with respect to the funding of benefits payable or to be payable under such Company Pension Plan have been met; (iii) there is no "accumulated funding deficiency" within the meaning of Internal Revenue Code Section 412 under such Company Pension Plan; (iv) no reportable event as described in Section 4043 of ERISA has occurred, or is continuing, with respect to such Company Pension Plan, and Company has not incurred any liability to the Pension Benefit Guaranty Corporation; (v) if such Company Pension Plan is a defined benefit plan, the fair market value of the assets of the Company Pension Plan trust are not less than the actuarial present value of benefits (both vested and nonvested) accrued under such Company Pension Plan with respect to participants and beneficiaries, determined on a termination basis and as though all such accrued benefits were fully vested and nonforfeitable as of the Closing Date, taking into consideration the subsidies required under the Internal Revenue Code and the regulations and rulings thereunder and using the ongoing actuarial methods and assumptions of such Company Pension Plan, which methods and assumptions are reasonable both individually and in the aggregate; and (vi) if the Company Pension Plan is a defined contribution plan, it is funded in an amount equal to the participants' account balances, whether or not vested.

        (f) Except as set forth on Schedule 4.21, neither Company nor any of the Plans has any obligation to provide, or liability for, health care, life insurance or other benefits after termination of employment ("Post-Employment Benefits"), except for retirement benefits under the Company Pension Plans or except as required by
Section 601 of ERISA and Section 4980B of the Internal Revenue
Code. With respect to (i) all persons terminated or retired on the Closing Date, and (ii) active employees and other participants and beneficiaries, to the extent Post-Employment
Benefits (other than qualified retirement plan benefits under the Company Pension Plans) have been, or are reasonably expected to be, earned by service to the Closing Date, paid-up insurance or plan funding will be provided, or the books and records of

Company will contain adequate reserves, in an amount not less than the present value of all such benefits, determined as though all such Post-Employment Benefits were fully vested and nonforfeitable and assuming the continuation of all such Plans, using actuarial methods and assumptions which are reasonable individually and in the aggregate. As of the Closing Date, notice of the availability of continuation coverage (as defined in Section 602 of ERISA and Section 4980B of the Internal Revenue
Code) will have been provided to all persons entitled thereto, and all persons electing such coverage have been or will be provided such coverage.

        (g) Except as provided in any of the employment agreements referred to in Paragraph 8.8 and provided that the employees referred to therein and Company shall have entered into such employment agreements, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due any such employee or officer.

     4.22  Environmental Matters.

        Except as set forth on Schedule 4.22, Company has all permits, licenses, approvals and operating authorizations, including without limitation, permits for disposal of hazardous waste, that are required pursuant to all Environmental Laws for (i) the conduct of its Business as it is now being conducted, and (ii) the ownership of its properties and assets. Schedule 4.22 contains a true, correct and complete list of all permits, licenses, approvals and operating authorizations pursuant to all Environmental Laws with respect to the Company's Business, and true, correct and complete copies of such permits, licenses, approvals and operating authorizations have been delivered to Parent and Merger Sub. Company is not in violation of any such permits, licenses, approvals, or operating authorizations.

     4.23  Absence of Certain Business Practices.

        Neither Company nor any officer, employee or agent of Company, nor any other person acting on its behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, Governmental employee or other Person who is or may be in a position to help or hinder Company's Business (or assist Company in connection with any actual or proposed transaction) which (a) might subject Company, Parent or Merger Sub to any damage or penalty in any civil, criminal or other governmental Action or which might have an adverse effect on Company's Business or the assets of Company, (b) if not given in the past, might have had an adverse effect on Company's Business, or (c) if not continued in the future, might adversely affect Company's assets, Company's Business or the operations, cash flows or prospects of Company's Business after the Closing, or which might subject Company, Parent or Merger Sub to suit or penalty in any private or governmental Action.

     4.24  Government Reports.

        Schedule 4.24 contains a true, correct and complete list, and Company has heretofore furnished Parent and Merger Sub with true, correct and complete copies of, all materials reports, if any, filed during the past five years by Company with any Government.
For purposes of this Paragraph 4.24 only, "material reports" shall include only those reports required to be filed, or actually filed, with (i) any of Medicare, Medicaid, TennCare, the Tennessee Department of Health Division of Health Care
Facilities, the Tennessee Health Facilities Commission, HCFA or any other Government that has primary or secondary responsibility for regulating or overseeing the Business or any material component thereof, and (ii) any Government regulating the offer for sale, sale or issuance of securities of any type or character.

     4.25  Agreements and Transactions with Related Parties.

        Except as set forth in Schedule 4.25, Company is not directly or indirectly a party to any contract, agreement or lease with, or any other commitment to, (a) any party owning, or formerly owning, beneficially or of record, directly or indirectly, any of the Stock, (b) any person related by blood, adoption or marriage to any such party, (c) any director or officer of Company, (d) any Person in which any of the foregoing has, directly or indirectly, at least a five percent (5%) beneficial interest in the capital stock or other type of equity interest in such Person, or (e) any partnership in which any such party is a general partner (any or all of the foregoing being herein referred to as "Related Parties"). Without limiting the generality of the foregoing, except as disclosed in Schedule
4.25, (f) no Related Party, directly or indirectly, owns or controls any assets or properties which are or have been used in Company's Business, and (g) no Related Party, directly or indirectly, engages in or has any significant interest in or connection with any business (i) which is or which within the last three years has been a competitor, customer or supplier of Company or has done business with Company, or (ii) which as of the date hereof sells or distributes products or services which are similar or related to Company's products or services.

     4.26  Absence of Changes.

        Except as expressly provided for in this Agreement or as may be set forth in Schedule 4.26, since the Reference Date:

        (a) there has been no change in the Business, assets, liabilities, results of operations, financial condition or prospects of Company or in its relationships with suppliers, customers, employees, lessors or others, other than changes in the ordinary course of business, none of which have been or will be, in the aggregate, adverse to Company's Business or the condition (financial or otherwise) of Company;

        (b) there has been no damage, destruction or loss to the properties or Business of Company, whether or not covered by insurance;

        (c) the Business of Company has been operated in the ordinary course and consistent with its prior practices;

        (d) the books, accounts and records of Company have been maintained in the usual, regular and ordinary manner on a basis consistent with prior years;

        (e) there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the Stock, nor has there been any direct or indirect redemption, retirement, purchase or other acquisition of any of the Stock;

        (f) there has been no (i) increase in the compensation or in the rate of compensation or commissions payable or to become payable by Company to any director, officer, manager, employee, consultant or other agent of Company earning $40,000 or more per annum, (ii) general increase in the compensation or in the rate of compensation payable or to become payable to hourly or salaried personnel earning less than $40,000 per annum ("general increase" for the purpose hereof shall mean any increase generally applicable to a class or group of personnel and shall not include increases granted to individual personnel for merit, length of service, change in position or responsibility or other reasons applicable to specific employees and not generally applicable to a class or group thereof), (iii) employee hired at a salary in excess of $40,000 per annum, or (iv) payment of or commitment to pay any bonus, profit share or other extraordinary compensation to any employee, consultant or other agent;

        (g) no indebtedness, liability or obligation (whether absolute, accrued, contingent or otherwise) has been discharged or satisfied, other than current liabilities reflected in the Audited Balance Sheet, and current liabilities incurred since the date thereof in the ordinary course of business and consistent with its prior practice;

        (h) there have been no amendments or other corporate actions having the effect of an amendment increasing past or future liabilities or contributions of any kind to any Plan;

        (i) Company has not (i) paid any judgment resulting from any Action or (ii) made any payment to any party of more than $10,000 in settlement of any Action;

        (j) Company has not discontinued or determined to discontinue the provision or sale of any products or services previously provided or sold by Company representing more than one percent
(1%) of Company's annual revenues during the period covered by the Audited Financial Statements;

        (k) There has been no sale, transfer, lease or other disposition of any asset or assets of Company, except sales of inventory, supplies and rental equipment in the ordinary course of Company's
Business.

        (l) Company has not acquired any capital stock or other equity securities of any Person or otherwise made any loan or advance to or investment in any Person; and

        (m) Company has not failed to replenish its inventories, supplies and rental equipment in a normal and customary manner consistent with its prior practices and prudent business practices prevailing in the industry, or made any purchase commitment in excess of the normal, ordinary and usual requirements of its Business or at any price in excess of the then-current market price or upon terms and conditions more onerous than those normal, customary and consistent with its prior practices (which are prudent business practices prevailing in the industry), or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry.

     4.27  No Defaults.

        Except as set forth in Schedule 4.27, each of the Company Contracts is valid, binding and enforceable in accordance with its terms and is in full force and effect; there are no existing defaults by Company thereunder; no default has occurred (whether with or without notice, lapse of time or the happening or occurrence of any event) which would constitute an event of default thereunder; and all parties thereto (other than Company) have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring modification in the rights or obligations of Company thereunder, as appropriate.

     4.28  Fraud and Abuse.

        To the best knowledge of Company and the Majority Shareholders, Company and its Affiliates and officers and directors, and persons who provide professional services under agreements with any of Company and its Affiliates have not engaged in any activities which are prohibited under federal Medicare and Medicaid statutes, 42 U.S.C. Sections 1320a-7, 1320a-7(a) and 1320a-7b, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following:

        (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment or for use in determining rights to any benefit or payment;

        (b) presenting or causing to be presented a claim for reimbursement for services under Medicare, Medicaid, or any other state health care program that is for an item or service that is known or should be known to be (i) not provided as claimed or
(ii) otherwise false or fraudulent;

        (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

        (d) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring an individual to a person for the furnishing (or arranging for the furnishing) of any item or service for which payment may be made in whole or in part by Medicare, Medicaid, or any other state health care program or
(ii) in return for purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid or other state health care program;

        (e) knowingly making a payment, directly or indirectly, to a physician as an inducement to reduce or limit services to individuals who are under the direct care of the physician and who are entitled to benefits under Medicare, Medicaid, or any other state health care programs;

        (f) providing to any person information that is known or should be known to be false or misleading that could reasonably be expected to influence the decision when to discharge a hospital in-patient from the hospital;

        (g) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omit to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (i) the conditions or operations of a facility in order that the facility may qualify for Medicare, Medicaid or any other state health care program certification, or (ii) information required to be provided under Section 1124A of the Social Security Act (42 U.S.C.
Section 1320a-3); or

        (h) knowingly and willingly (i) charging for any Medicaid service money or other consideration at a rate in excess of the rate established by the state, or (ii) charging, soliciting, accepting or receiving, in addition to amounts paid by Medicaid, any gift money, donation or other consideration (other than a charitable, religious or other philanthropic contribution from an organization or from a person unrelated to the patient) as a precondition of the Company precertifying, providing or continuing care for any patient.

     4.29 Full Disclosure.

        No representation, warranty, covenant, agreement or indemnity of Company or the Majority Shareholders contained in this Agreement or in any other document, instrument, agreement, paper or other written statement or certificate delivered by Company or the Majority Shareholders, or any of them, pursuant to this Agreement, or in connection with the transactions contemplated

herein, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact known to Company or the Majority Shareholders which materially and adversely affects, or in the future may materially and adversely affect, the business, operations, cash flows, affairs, prospects, properties or assets or the condition (financial or otherwise) of Company which has not been disclosed in this Agreement, the schedules attached to this Agreement, or in the documents, instruments, agreements, papers or other written statements or certificates furnished to Parent and Merger Sub for use in connection with this Agreement and the transactions contemplated hereby. The information contained in any of the Schedules to this Agreement shall be deemed to be part of and qualify only those representations and warranties contained in Article 4 specifically referenced in such Schedules.

5.   REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        As an inducement to Company and the Majority Shareholders to enter into and perform this Agreement, Parent and Merger Sub, jointly and severally, hereby represent, warrant and covenant as follows:

     5.1  Organization.

        Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger
Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee.

     5.2  Authorization; No Inconsistent Agreements.

Each of Parent and Merger Sub has full corporate power and authority to make, execute and perform this Agreement and the transactions contemplated hereby. This Agreement and all transactions required hereunder to be performed by Parent or Merger Sub have been or will be prior to the Closing duly and validly authorized and approved by all necessary corporate action on the part of Parent and Merger Sub, as appropriate. This Agreement has been duly and validly executed and delivered on behalf of Parent and Merger Sub by their duly authorized officers, and this Agreement constitutes the valid and legally binding obligation of Parent and Merger Sub, enforceable, subject to general equity principles, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or breach of the certificate or articles of incorporation or the bylaws of Parent or Merger Sub, as appropriate, or any provision of any contract or other instrument to which Parent or Merger Sub is a party or by which any of the assets of Parent or Merger Sub may be affected or secured, or any Law or Order to which Parent or Merger Sub is subject, or will result in the creation of any Lien on any of the assets of Parent or Merger Sub or acceleration of any debt.

     5.3  Full Disclosure.

        No representation, warranty or covenant of Parent and Merger Sub contained in this Agreement, or in any other written statement or certificate delivered by Parent and Merger Sub pursuant to this Agreement or in connection with the transactions contemplated herein, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

6.   ADDITIONAL AGREEMENTS

     6.1  Parent's and Merger Sub's Access and Inspection.

        Company shall provide Parent, Merger Sub and their Representatives full access during normal business hours from and after the date hereof until the Closing to all of the assets, properties and businesses of Company and the books and records of Company, and shall furnish such information concerning the business and affairs of Company as may be requested, in each case for the purpose of making such continuing investigation of Company and Company's Business as Parent and Merger Sub may desire. Company shall cause its Representatives to assist Parent, Merger Sub and their Representatives in such continuing investigation and shall cause the Representatives of Company to be reasonably available to Parent, Merger Sub and their Representatives in connection with their continuing investigation. Neither Company nor any of the Majority Shareholders shall provide any other Person with similar access or information between the date hereof and any termination or expiration of this Agreement. No investigation made heretofore or hereafter by or on behalf of Parent or Merger Sub shall limit or affect in any way the representations, warranties, covenants, agreements and indemnities of Company or any of the Majority Shareholders hereunder, each of which shall survive any such investigation.

     6.2  Confidentiality.

        If the transactions contemplated herein are not consummated, then Parent and Merger Sub shall return to Company all documents and other written information furnished by Company to Parent or Merger Sub, and Parent and Merger Sub shall not reveal to any third party any of Company's trade secrets or other confidential business information, provided that the foregoing obligations shall not apply to (a) any information which was known by Parent or Merger Sub prior to their disclosure by Company on, prior to or after the date hereof; (b) any information which was generally known in the industry; (c) any information which becomes generally known in the industry through no fault of Parent or Merger Sub; (d) any information which is disclosed to Parent or Merger Sub by a third party (which term shall not include the Representatives of Parent or Merger Sub) having the legal right to make such disclosure; (e) any information which is required to be disclosed by Law or Order of any Forum; or (f) commencing two years after termination or expiration of this Agreement, any information which does not contribute a trade secret under applicable Law.

     6.3  Franchise Termination Payment to Option Care, Inc.

        Prior to the date hereof, Parent and Merger Sub have reimbursed Company in the amount of $200,000 for the termination payment made by Company to Option Care, Inc. in full and final satisfaction of Company's obligations under and pursuant to, and in connection with, Company's franchise agreement with Option
Care, Inc. Should the transactions contemplated hereunder not be consummated, then such reimbursement shall remain the sole and exclusive property of Company and neither Parent nor Merger Sub shall have any claim therefor. The payment of such sum shall not constitute, or be deemed to be, an unrecorded liability or an Indemnified Loss.

     6.4  Cooperation.

        The parties shall cooperate fully with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and all parties shall use their best commercial efforts to consummate the transactions contemplated herein and to fulfill their obligations hereunder, including, without limitation, causing to be fulfilled at the earliest practical date the conditions precedent to the obligations of the parties to consummate the transactions contemplated hereby. Without the prior written consent of the other parties, no party hereto may take any intentional action that would cause the conditions precedent to the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled, including, without limitation, taking or causing to be taken any action which would cause the representations and warranties made by such party herein not to be true, correct and complete as of the Closing.

     6.5  Covenant Against Competition.

        (a) In order to induce Parent and Merger Sub to enter into and perform this Agreement, each Majority Shareholder agrees that, for a period of two years beginning on the Closing Date, he or she shall not, without the prior written consent of Parent, for his or her own account or jointly or in combination with another, directly or indirectly, for or on behalf of any Person, as principal, agent or otherwise: (i) engage in, consult with, or own, control, manage or otherwise participate in the ownership, control or management of a business engaged in the Company's
Business, except as an employee or otherwise for and on behalf of Parent or Company; (ii) solicit, call upon, or attempt to solicit the patronage of any Person within the Service Areas and to whom Company provided services during the 12-month period immediately preceding the Closing Date, for the purpose of obtaining the patronage of any such Person for the purchase of any products or services competitive with those of Company, except as an employee and on behalf of Parent or Company; or
(iii) solicit or induce, or in any manner attempt to solicit or induce, any individual who is employed by Company, Parent or Merger Sub to leave such employment, whether or not such employment is pursuant to a written contract with Parent or Merger Sub or otherwise.

        (b) Notwithstanding anything herein to the contrary, (i) it shall not be a breach of the covenants contained in this Paragraph 6.4 for any Majority Shareholder to own, of record or

beneficially, not more than two percent (2.0%) of the capital stock or other equity interest of any Person whose shares or equity interests are publicly traded, and (ii) the covenants described in this Paragraph 6.5 shall apply only if the transactions contemplated by this Agreement are consummated.

     6.6  Certain Actions by Company and Majority Shareholders.

        Company agrees to call a special meeting of the Shareholders in accordance with its By-Laws and the Act for the purpose of considering and voting upon the Merger as promptly after the date hereof as is practicable. Each of the Majority Shareholders covenants and agrees to vote all of his or her shares of Stock entitled to vote thereon in favor of the Merger.

     6.7  Certain Shareholder Guarantees.

        Parent shall use its reasonable best efforts to cause the guarantees of Company's bank indebtedness and other obligations of Company listed on Schedule 6.7 executed and delivered by any of the Shareholders to be released and terminated effective as of the Effective Time, which reasonable efforts shall include, without limitation, the execution and delivery by Parent of one or more guarantees in form and substance mutually satisfactory to Parent and the beneficiary of any such guarantees, the repayment of such indebtedness by Parent or Merger Sub, or the execution and delivery by Parent in favor of any such Shareholders of an indemnification agreement in the form attached hereto as Exhibit B.

     6.8  Repayment of Subordinated Debt.

        At the Closing and against delivery of the original instruments evidencing the same, Parent and Merger Sub shall pay, or cause to be paid, the $754,995.47 in principal amount (plus accrued but unpaid interest thereon) of outstanding subordinated debt of Company set forth on Schedule 6.8 to the holders thereof (the
"Subordinated Debtholders").

     6.9  Repayment of Bank Debt.

        At the Closing, Parent shall pay, or cause to be paid, all indebtedness owed by Company to Union Planters Bank and listed on
Schedule 6.8.

     6.10  Expenses.

        All expenses incurred by Parent and Merger Sub in connection with the authorization, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of their Representatives, shall be paid by Parent and Merger Sub. All expenses incurred by any or all of Company and the Shareholders in connection with the authorization, preparation, execution and performance of this Agreement and the transactions contemplated

hereby, including, without limitation, all fees and expenses of their respective Representatives and any Representatives acting for any one or more of Company and any of the Shareholders, shall be paid by the Majority Shareholders, but shall not be paid from or out of any of the assets of Company; provided, however, that up to an aggregate of $25,000 of expenses may be accrued and/or paid by Company in respect of this Agreement and the transactions contemplated hereby.

     6.11 Company Cost Reports.

        In connection with any obligation to prepare or file after the Effective Time any cost reports relating to Company for periods ending on or prior to the Closing Date or required as a result of the consummation of the transactions set forth herein, including, without limitation, terminating cost reports for the Medicare and Medicaid programs (the "Company Cost Reports"), Company and the Majority Shareholders acknowledge and agree that the Surviving Corporation shall control the process therefor, and the Majority Shareholders further agree to provide such information or other assistance in connection therewith as may be reasonably requested by the Surviving Corporation or Parent. Parent and Merger Sub agree to cause the Surviving Corporation to deliver a copy of any such Company Cost Report to Agent on behalf of the Majority Shareholders for their reasonable review prior to filing, and thereafter use its best efforts to forward to Agent on behalf of the Majority Shareholders any correspondence relating to the Company Cost Reports within ten (10) business days after receipt thereof.

     6.12 Brokers.

        Company and each Majority Shareholder, jointly and severally, hereby represents and warrants to Parent and Merger Sub that no broker or finder, other than The Rodgers Capital Group, L.P. and its affiliates (the fees and expenses of which shall be borne by the Majority Shareholders), has acted on behalf of Company or any of the Shareholders in connection with this Agreement or the transactions contemplated herein, and each of them agrees, jointly and severally, to indemnify Parent and Merger Sub and their Affiliates from and against any and all claims or demands for commissions or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of such Person. Parent and Merger Sub represent and warrant that no broker or finder, other than Legacy Investment Group, Inc. (the fees and expenses of which shall be borne by Parent and Merger
Sub) has acted on their behalf in connection with this Agreement or the transactions contemplated herein, and they agree to indemnify the Shareholders and hold them harmless from and against any and all claims or demands for commissions or other compensation by any broker, finder or similar agent claiming to have been employed by or on behalf of Parent and Merger Sub.


     6.13 Other Post-Closing Cooperation.

        The Majority Shareholders, jointly and severally, covenant and agree that they shall cooperate fully and in good faith, and shall use their reasonable best efforts to cause any and all accountants, legal counsel, actuaries and other professional advisors employed or engaged at any time prior to the Effective
Time to cooperate fully and in good faith, with the Surviving
Corporation and Parent in connection with the preparation and filing of any and all documents, agreements, instruments, certificates, consents, registration statements and other reports or papers required or permitted to be filed, registered or submitted in accordance with any Law, including, without limitation, the federal securities Laws.

     6.14 Publicity.

        All press releases and other public announcements respecting the subject matter hereof shall be made only with the mutual agreement of Parent and Company, neither of which shall unreasonably withhold its agreement.

     6.15 Interim Financial Statements.

        Company will deliver to Parent and Merger Sub within thirty Business Days of the conclusion of any calendar month from the date hereof through and including the Closing Date, copies of the unaudited balance sheet of Company for the calendar month then ended (which shall include year-to-date figures), and the related unaudited statements of earnings for such calendar month (which shall include year-to-date figures) (the "Interim Statements").
The Interim Statements will be true, correct and complete in all material respects, will be prepared in accordance with GAAP on a basis consistent with the audited financial statements of Company, will fairly present the financial condition of Company as at the date thereof and the results of its operations for the period then ended, provided that such Interim Statements do not include the footnotes and statement of cash flows required by GAAP.

     6.16 Update of Information.

        All documents, agreements, instruments, statements and other writings furnished to Parent, Merger Sub or any of their Representatives pursuant to this Agreement are and shall be true, correct and complete as of the date furnished, and any and all amendments and supplements of the same have been or will be delivered to Parent and Merger Sub (or to their Representatives if and as requested) in a timely and expeditious manner prior to the Closing. At all times prior to and including the Closing
Date, Company and the Majority Shareholders shall promptly provide Parent and Merger Sub (and to their Representatives if and as requested) with written notification of any event, occurrence or other information of any kind whatsoever which affects, or may affect, the continued truth, correctness or completeness of any representation, warranty, covenant or

agreement made in this Agreement or any document, agreement, instrument, certificate or writing furnished to Parent or Merger Sub pursuant to or in connection with this Agreement, and each such written notification shall specifically identify any and all of the representations, warranties, covenants and agreements affected by the fact, event, occurrence or information that necessitated the giving of such notice. No such notification or other disclosure shall be deemed to amend or supplement this Agreement, the Schedules hereto, or any representation, warranty, covenant, agreement or indemnity or any other document, agreement, instrument, certificate or writing furnished to Parent and Merger Sub pursuant to or in connection with this Agreement.

     6.17 Certain Governmental Filings.

        The parties will make, or cause to be made, all filings and submissions required to be made to any Government in connection with the transactions contemplated by this Agreement, including as may be required by the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended. Each of the parties will furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with their preparation of necessary filings or submissions to any governmental or other regulatory agency.

     6.18 Post-Closing Insurance.

        Parent and Merger Sub, at their expense, will cause Company (I) to be covered under Parent's existing liability insurance policies (and any replacements, renewals or substitutes therefor) for matters arising prior to the Closing, and (ii) in respect of matters arising after the Closing, under one of more liability insurance policies, in each case subject to the terms, conditions and limitations of such policies. For any claim against Company which relates to a matter which occurred before Closing, the Indemnitors will be responsible for the policy deductibles under any such policies.

7.  CONDUCT OF COMPANY'S BUSINESS PENDING CLOSING

        Company and the Majority Shareholders covenant and agree that, except as may otherwise be provided herein, without the prior written consent of Parent and Merger Sub, between the date hereof and the Closing Date:

     7.1  Business in the Ordinary Course.

        Company's Business shall be conducted only in the ordinary and usual course and consistent with prior practices, without the creation of any additional indebtedness for borrowed money, provided that Company may continue to draw on its existing lines of credit with Bank in a manner consistent with its past practices. Without limiting the generality of the foregoing:

        (a) Except as provided in Paragraphs 7.1(b) and 7.1(d), Company shall not enter into any contracts, agreements or other arrangements in connection with Company's Business, and except as otherwise expressly provided herein, Company will not enter into any contract nor effect any transaction with any Related Party.

        (b) Company shall not enter into any contracts, agreements or other arrangements to provide, sell, distribute or supply goods or services to any customer or any third party except in the ordinary course of Company's Business at prices and on terms consistent with the prior operating practices of Company.

        (c) Except for sales of inventory and normal disposal of used equipment in the ordinary course of Company's Business, Company shall not sell, assign, transfer, convey, pledge, mortgage, encumber or otherwise dispose of, or cause the sale, assignment, transfer, conveyance, pledge, mortgage, encumbrance or other disposition of, any of its assets.

        (d) All contracts or commitments of Company for the purchase of services and supplies shall be entered into only in the ordinary and regular course of business to enable Company to conduct its normal business operations and to maintain its normal inventory of supplies, at prices and on terms consistent with the prior operating practices of Company.

        (e) Company shall maintain, preserve and protect all of its assets in good condition, except for ordinary wear and tear and damage by fire or other casualty; and Company shall maintain in full force and effect all insurance policies referred to in Paragraph 4.15 or other insurance equivalent thereto.

        (f) The books, records and accounts of Company shall be maintained in the usual, regular and ordinary course of business on a basis consistent with prior practices and in accordance with GAAP.

        (g) Company shall use its best efforts to preserve Company's Business, to keep available the services of Company's present employees, to preserve the goodwill of Company's suppliers, customers and others having business relations with Company, and if so requested by Parent and Merger Sub, to assist Parent and Merger Sub in retaining the services of key employees and agents of Company after the Closing Date on terms satisfactory to Parent and Merger Sub.

     7.2  No Material Changes.

        No action shall be taken by Company or any Shareholder which shall materially alter the organization, capitalization, or financial structure, practices or operations of Company's
Business.  Without limiting the generality of the foregoing:

        (a) No change shall be made in the Charter or By-Laws of Company.

        (b) No change shall be made in the authorized or issued capital stock of Company.

        (c) Neither Company nor any Shareholder shall issue or grant any right or option to purchase or otherwise acquire any capital stock or other security of Company.

        (d) No dividend or other distribution or payment shall be declared or made with respect to any capital stock of Company, and Company shall not, directly or indirectly, redeem, purchase or otherwise acquire any capital stock.

        (e) Company shall not liquidate or voluntarily declare bankruptcy or seek the appointment of a receiver, trustee or custodian.

     7.3  Compensation.

        No increase shall be made in the compensation payable or to become payable to any director, officer, employee or agent of Company, and no bonus or profit-share payment or other arrangement (whether current or deferred) shall be made to or with any such director, officer, employee or agent, other than for the payment of the bonuses specifically identified as performance bonuses on Schedule 4.26. No officer, director or employee shall be hired, and no consultant or agent shall be retained, by Company at a salary or fee in excess of $40,000 per annum.

     7.4  Employee Benefit Plans.

        (a) Company shall not cause or permit any ERISA Plan to be involved in any transaction which constitutes a "prohibited transaction" within the meaning of Section 406 of ERISA or
Section 4975 of the Internal Revenue Code, unless such transaction is specifically permitted under Sections 407 or 408 of ERISA, Section 4975 of the Internal Revenue Code or a class or administrative exemption issued by the Department of Labor;
Company shall not cause or permit any ERISA Plan or fiduciary of such ERISA Plan to be involved in a breach of fiduciary duty under Section 404 of ERISA; and Company shall timely make all filings, returns and reports, and timely give all notices, which are required under ERISA or the Internal Revenue Code.

        (b) With respect to the Company Pension Plans, Company shall take such actions, and refrain from such actions, as are necessary to maintain the qualification of each such Plan under
Section 401(a) of ERISA, and the exemption of the trust (if any) maintained for each such Plan under Internal Revenue Code Section 501(a).

        (c) Company shall timely make all contributions and other payments to its Plans which it is obligated to make as of the date hereof. Other than contributions or payments declared or obligated to be paid to the Plans as of the date hereof, no contribution shall be declared for or paid to any Plan including, without limitation, the Company Pension Plans, other than in respect of contributions not to exceed $41,000 for plan years
1994 and 1995 to cure noncompliance with the "top heavy" provisions applicable to the Company Pension Plans.

        (d) No amendment or change to the provisions of any Company Pension Plan shall be made or adopted prior to the Closing Date.

8.  CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB

        The obligations of Parent and Merger Sub to consummate the Merger, pay the Merger Consideration, and otherwise consummate the transactions contemplated hereby are subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the Closing, any or all of which may be waived in writing in whole or in part by Parent:

     8.1  Proceedings and Documents Satisfactory.

        All proceedings taken in connection with the consummation of the transactions contemplated herein and all documents and papers reasonably required in connection therewith shall be reasonably satisfactory to Parent and its counsel, and Parent and its counsel shall have timely received copies of such documents and papers, all in form and substance satisfactory to Parent and its counsel, as reasonably requested by Parent or its counsel in connection therewith.

     8.2  Representations and Warranties.

        The representations and warranties contained in this Agreement and in any certificate, instrument, Schedule, agreement or other writing delivered by or on behalf of Company or any Majority
Shareholder in connection with the transactions contemplated by this Agreement shall be true and correct as of the date when made and shall be deemed to be made again at and as of the Closing
Date and shall be true and correct at and as of such time.

     8.3  Compliance with Agreements and Conditions.

        Company and each Majority Shareholder shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by each such party prior to or on the Closing Date.

     8.4  Certificates.

        Company and the Majority Shareholders shall have delivered to Parent and Merger Sub a certificate executed by the President of Company and by each Majority Shareholder, dated the Closing Date, certifying in such detail as Parent may reasonably request as to
(a) the fulfillment and satisfaction of the conditions specified in Paragraphs 8.2 and 8.3, and (b) the absence of any material adverse change in Company's Business prior to the Closing.

     8.5  Resolutions.

        Parent and Merger Sub shall have received duly adopted resolutions of the Board of Directors and Shareholders of Company, certified by the Secretary or Assistant Secretary of Company, as appropriate, dated the Closing Date, authorizing and approving the execution of this Agreement, or approving the Merger, as the case may be in compliance with the Act, and all other action necessary to enable Company to comply with the terms hereof.

     8.6  Opinion of Counsel.

        Parent and Merger Sub shall have received from Blankenship and Blankenship, legal counsel for Company and the Majority
Shareholders, an opinion, dated as of the date of Closing, in substantially the form set forth as Exhibit C.

     8.7  Consents.

        Parent and Merger Sub shall have received from any and all Persons and Governments such consents, authorizations and approvals as are necessary for the consummation of the transactions contemplated by this Agreement and the conduct of the Business after the Effective Time, and all notices required to be given to any Government shall have been given and all applicable waiting periods shall have expired.

     8.8  Employment Agreements.

        Company shall have entered into employment agreements satisfactory to Parent and Merger Sub with J. Trent Messick,
Roger K. Richardson and Jeffrey O. Brown for their continuation of employment after the Effective Time.

     8.9  Interim Financial Statements.

        Company shall have delivered to Parent and Merger Sub any Interim Statement within the prescribed time and the same shall be acceptable to Parent.

     8.10  Bank Approvals.

        Parent shall have received from its lenders any required approval of the transactions contemplated by and provided for in this Agreement.

     8.11  Commercial Lease.

        Parent shall have received a fully executed counterpart original of a Commercial Lease Agreement between Company and RKR
Enterprises (formerly known as Messick Homecare Properties) with respect to the offices and premises occupied by Company at 307

Hickerson Drive, Murfreesboro, Tennessee, in substantially the form set forth as Exhibit E attached hereto.

     8.12  Subordinated Debt.

        Company shall have received from each Subordinated Debtholder the original instrument held by such Subordinated Debtholder evidencing the Subordinated Debt of Company held by such person.

     8.13  No Inconsistent Requirements.

        No Action shall have been commenced by any Government or Person seeking to enjoin or prohibit the transactions contemplated hereby.

     8.14  Miscellaneous.

        Parent and its counsel shall have received such other opinions, certifications and documents from Company and the Majority
Shareholders as Parent and its counsel may reasonably request.

9.  CONDITIONS TO OBLIGATIONS OF COMPANY AND THE MAJORITY
    SHAREHOLDERS

        The obligations of Company and the Majority Shareholders under this Agreement are subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the Closing, any or all of which may be waived in writing in whole or in part by Company and Agent on behalf of each of the Majority
Shareholders:


     9.1  Proceedings and Documents Satisfactory.

        All proceedings taken in connection with the consummation of the transactions contemplated herein and all documents and papers reasonably required in connection therewith shall be reasonably satisfactory to Company and its counsel, and Company and its counsel shall have timely received copies of such documents and papers, all in form and substance satisfactory to Company and its counsel, as reasonably requested by Company or its counsel in connection therewith.

     9.2  Representations and Warranties.

        The representations and warranties contained in Article 5 shall be true and correct as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true and correct at and as of such time.

     9.3  Compliance with Agreements and Conditions.

        Parent and Merger Sub shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Parent and Merger Sub prior to or on the Closing Date.

     9.4  Certificate of Parent and Merger Sub.

        Parent and Merger Sub shall have delivered to Agent a certificate, dated the Closing Date, certifying in such detail as Agent may reasonably request to the fulfillment and satisfaction of the conditions specified in Paragraphs 9.1 and 9.2.

     9.5  Resolutions.

        Parent and Merger Sub shall have delivered to Company and Agent duly adopted resolutions of the respective Boards of Directors
(or Executive Committees thereof) of Parent and Merger Sub, certified by the Secretary or an Assistant Secretary of Parent or Merger Sub, as the case may be, dated the Closing Date, authorizing and approving the execution of this Agreement by Parent and Merger Sub and all other action necessary to enable
Parent and Merger Sub to comply with the terms of this Agreement.

     9.6  Opinion of Counsel.

        Company and the Majority Shareholders should have received from Kilpatrick & Cody, L.L.P., legal counsel for Parent and Merger
Sub, an opinion, dated the Closing Date, in substantially the form set forth as Exhibit F attached hereto.

     9.7  No Inconsistent Requirements.

        No Action shall have been commenced by any Government or Person, seeking to enjoin or prohibit the transactions contemplated hereby.

     9.8  Miscellaneous.

        Company and its counsel shall have received such other opinions, certifications and documents from Parent and Merger Sub as Company and its counsel may reasonably request.

10.  INDEMNITIES

     10.1  Indemnification of Parent and Merger Sub.

        In accordance with and subject to the provisions of this Article 10, each of the Majority Shareholders (collectively,
"Indemnitors") shall, jointly and severally, indemnify and hold harmless Parent, Merger Sub, Company and their Affiliates, and their respective officers, directors, agents and employees (other than for any officer, director, agent or employee who is an Indemnitor hereunder; collectively, "Indemnitees"), from and against and in respect of any and all loss, damage, liability, claim, cost and expense, including reasonable attorneys' fees and amounts paid in settlement pursuant to Paragraph 10.3(b)
(collectively, the "Indemnified Losses"), suffered or incurred by any one or more of the Indemnitees by reason of, or arising out of:

        (a) any misrepresentation, breach of warranty, or breach or nonfulfillment of any agreement of Company or any of the Majority Shareholders contained in this Agreement, or in any certificate, schedule, document, agreement or instrument delivered to Parent and Merger Sub by or on behalf of Company or any of the Majority Shareholders pursuant to the provisions of this Agreement;

        (b) all obligations and liabilities of Company other than the Disclosed Liabilities, whether direct or indirect, fixed or contingent, known or unknown, including, without limitation, all obligations and liabilities resulting from or arising out of any default, performance or non-performance by Company prior to the Closing Date under or with respect to any Company Contract; and

        (c) any claims, liabilities, obligations, damages, costs and expenses, known or unknown, fixed or contingent, claimed or demanded by third parties against Parent, Merger Sub or Company arising out of or resulting from operation of Company's Business prior to the Closing Date, including without limitation, any liability or obligation related to any recoupment of an amount previously paid or reimbursement to Company by any Government under the Medicare, Medicaid or any other state health care program or by any other third party payor with respect to health care services. Without limiting the generality of the foregoing or of any other provision of this Article 10, any amount that is recouped, offset, or otherwise taken by a Government or other
Person acting as a third party payor for health care services in a manner that reduces a payment or reimbursement otherwise payable or due to an Indemnitee from such Person shall be deemed to constitute an immediate damage to the Indemnitee and an Indemnified Loss hereunder at the time of the recoupment, offset or other such taking, notwithstanding any right of any Person to appeal or otherwise protest with respect thereto; provided, however, that any amount that is subsequently recovered by or restored to the Indemnitee shall be immediately payable by the Indemnitee to any Indemnitor who has previously paid indemnification with respect thereto.


     10.2  Payment.

        Company and each of the Majority Shareholders shall, subject to the provisions of Paragraph 10.3, reimburse Indemnitees, within 10 days of written demand on Agent, for any Indemnified Loss.

     10.3  Defense of Claims.

        (a) If any claim or Action by a third party arises after the Closing Date for which an Indemnitor may be liable under the terms of this Agreement, then Indemnitees shall notify Agent within a reasonable time after such claim or Action arises and is known to Indemnitees, and shall give the Indemnitors a reasonable opportunity: (i) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend Indemnitees; (ii) to take all other required steps or proceedings to settle or defend any such claim or Action; and
(iii) to employ counsel to contest any such claim or Action in the name of Indemnitees or otherwise. The expenses of all proceedings, contests or lawsuits with respect to such claims or Actions shall be borne by the Indemnitors and such expenses shall be deemed to apply against the "aggregate amount" set forth in Paragraph 10.4. If the Indemnitors wish to assume the defense of such claim or Action, then Agent shall give written notice to Indem-nitees within 30 days after notice from Indemnitees of such claim or Action (unless the claim or action reasonably requires a response in less than 30 days after the notice is given to Agent, in which event Agent shall notify Indemnitees at least 10 days prior to such reasonably required response date), and the Indemnitors shall thereafter assume the defense of any such claim or Action through counsel reasonably satisfactory to Indemnitees. Indemnitees may participate in such defense at their own expense.
In the event a claim or Action should involve a Government or other Person acting as a third party payor for health care services, then:

          (1)  Parent or Surviving Corporation may, in
          good faith and in conjunction with
          Indemnitors, participate in such defense.

          (2)  Subject to paragraph (3) below, no
          Indemnitee may (i) settle or compromise or
          (ii) consent to any judgment or award or other non adjudicated disposition in respect of any such claim or Action.

          (3)  If an Indemnitee nonetheless desires to
          so settle, compromise or consent to any such judgment, award or other non adjudicated disposition, such Indemnitee shall be entitled to do so if and only if such Indemnitee waives its right to indemnification in respect thereof with respect to that portion of such claimed indemnification to which the Indemnitors
          (acting through the Agent) have objected.

        (b) If the Indemnitors do not assume the defense of, or if after so assuming the Indemnitors fail to defend, any such Action (or if the Indemnitors are not permitted to assume such defense as a result of the assertion of a material conflict of interests by an Indemnitee), then Indemnitees may defend against such claim or

Action in such manner as they may deem appropriate (provided that the Indemnitors may participate in such defense at their own expense); Indemnitees may settle such claim or Action on such terms as they may deem appropriate; and the Indemnitors shall promptly reimburse Indemnitees for the amount of all expenses, legal and otherwise, reasonably and necessarily incurred by Indemnitees in connection with the defense against and settlement of such claim or Action. If no settlement of such claim or Action is made, the Indemnitors shall satisfy any judgment rendered with respect to such claim or in such Action, before Indemnitees are required to do so, and shall pay all expenses, legal or otherwise, reasonably and necessarily incurred by Indemnitees in the defense of such claim or Action. The expenses of all proceedings, contests or lawsuits with respect to such claims or Actions shall be borne by the Indemnitors and such expenses shall be deemed to apply against the "aggregate amount" set forth in Paragraph 10.4.

        (c) If a judgment is rendered against any of the Indemnitees in any Action covered by the indemnification hereunder, or any Lien in respect of such judgment attaches to any of the assets of any of the Indemnitees, the Indemnitors shall immediately upon such entry or attachment pay such judgment in full or discharge such Lien unless, at the expense and direction of the Indemnitors, an appeal is taken under which the execution of the judgment or satisfaction of the Lien is stayed. If and when a final judgment is rendered in any such Action, the Indemnitors shall forthwith pay such judgment or discharge such Lien before any of Indemnitees is compelled to do so. The expenses of all proceedings, contests or lawsuits with respect to such claims or Actions shall be borne by the Indemnitors and such expenses shall be deemed to apply against the "aggregate amount" set forth in Paragraph 10.4.

     10.4  Liability Threshold.

        Notwithstanding anything in this Article 10 to the contrary, the Indemnitors shall not have any liability to the Indemnitees hereunder until the aggregate amount of Indemnified Losses exceeds $200,000; provided that at such time as the aggregate of all Indemnified Losses exceeds $200,000, the Indemnitees shall be entitled to indemnification from the Indemnitors hereunder in respect of any and all Indemnified Losses in excess of such $200,000 threshold amount.

     10.5  No Contribution by Surviving Corporation.

        The Surviving Corporation shall not have any Liability to any Shareholder as a result of any misrepresentation or breach of representation or warranty by Company contained in this Agreement or any certificate, schedule, instrument, agreement or other writing delivered by or on behalf of any Shareholder or Company pursuant to this Agreement or in connection with the transactions contemplated herein, or the breach of any covenant or agreement of any Shareholder or Company contained in this Agreement or any certificate, schedule, instrument, agreement or other writing by or on behalf of any Shareholder or Company pursuant to the provisions of this Agreement or in connection with the transactions contemplated herein. No Shareholder shall have any right of indemnification or contribution against the Surviving

Corporation on account of any event or condition occurring or existing prior to or on the date hereof at the Effective Time of the Merger.

11.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

        The representations and warranties of the parties contained in this Agreement or in any writing delivered pursuant to the provisions of this Agreement shall survive any investigation heretofore or hereafter made by any other party or its Representatives and the consummation of the transactions contemplated herein and shall continue in full force and effect for the periods specified below (the "Survival Period"):

        (a) representations and warranties relating to the reporting, payment or liability for Taxes or any obligations or liabilities related to Indemnified Losses arising from environmental liabilities or product liabilities shall survive until expiration of any applicable statute or period of limitations, and any extensions thereof;

        (b) all other representations and warranties hereunder (other than those contained in Paragraphs 4.19, 4.21, and 4.28 which shall survive indefinitely) shall be of no further force and effect after the expiration of three years from and after the Closing Date.

        Anything to the contrary notwithstanding, the Survival Period shall be extended automatically to include any time period necessary to resolve a claim for indemnification which was made before expiration of the Survival Period but not resolved prior to its expiration.

12.  TERMINATION

     12.1 Termination for Certain Causes.

        This Agreement may be terminated at any time prior to or on the Closing Date by Company and Agent on behalf of the Majority
Shareholders, on the one hand, or by Parent, on the other hand, upon written notice to the other as follows:

        (a) By Parent, if a material adverse change in the business, properties, financial condition or actual or anticipated results of operations of Company or Company's Business shall have occurred.

        (b) By Parent, if the terms, covenants or conditions of this Agreement to be complied with or performed by any or all of Company and the Majority Shareholders at or before the Closing
Date shall not have been complied with or performed and such noncompliance or nonperformance shall not have been waived by Parent.

        (c) By Parent, if there is any fact or condition with respect to Company's Business, Company's assets, the business, properties, financial condition or actual or anticipated results of operations of Company or Company's Business which materially and adversely affects such business, properties, financial condition,

results of operations, Company's Business or Company's assets, or the value or continuance of Company's Business.

        (d) By Company and Agent, if the terms, covenants or conditions of this Agreement to be complied with or performed by Parent or Merger Sub at or before the Closing Date shall not have been complied with or performed and such noncompliance or nonperformance shall not have been waived by Agent.

        (e) By Company and Agent or by Parent, if any Action shall have been instituted or threatened against any party to this Agreement to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated herein, which, in the reasonable and good faith opinion of any party, makes consummation of the transactions herein contemplated inadvisable.

     12.2  Procedure on and Effect of Termination.

        Pursuant to Paragraph 12.1 hereof, written notice thereof shall be given to all other parties by the party electing to terminate, and this Agreement shall terminate upon the giving of such notice, without further action by any of the parties hereto, with the consequence and effect set forth in this Paragraph 12.2. If for any reason on the Closing Date there has been nonfulfillment of an undertaking by or condition precedent for Parent and Merger
Sub, on the one hand, or Company and the Majority Shareholders, on the other hand, not waived in writing by or on behalf of the party in whose favor such undertaking or condition or undertaking runs, the party in whose favor such undertaking or condition runs, in addition to any other right or remedy available to it, may refuse to consummate the transactions contemplated by this Agreement without liability or obligation on its part whatsoever. Notwithstanding the foregoing, the obligations of the parties pursuant to Paragraphs 6.2, 6.10, 6.12 and 6.14 shall survive any such termination.

13.  POWER-OF-ATTORNEY

     13.1  Appointment of Agent.

        The Majority Shareholders, and each of them, hereby irrevocably constitute and appoint J. Trent Messick ("Agent") as their agent and attorney-in-fact to modify, amend or otherwise change this Agreement or any of its terms or provisions (including modifications, amendments or changes subsequent to Closing), to take all actions and to execute all documents (including all actions and documents required under Article 12 hereof) necessary or desirable to consummate the transactions contemplated by this Agreement, and to take all actions and to execute all documents which may be necessary or desirable in connection therewith, to give and receive consents and all notices hereunder, to negotiate and settle claims for indemnification under Article 10 hereof, and to perform any other act arising under or pertaining to this Agreement and the transactions contemplated hereby.

Notwithstanding the preceding sentence, Agent shall not have the right to so modify, amend or otherwise change this Agreement or any of its terms or provisions after the Shareholders have approved the Merger and the transactions contemplated hereby, except in respect of any such modifications, amendments or changes which do not reduce substantially the rights or benefits of the Shareholders under this Agreement. The Majority Shareholders, and each of them, agree that service of process upon Agent in any Action arising under or pertaining to this Agreement shall be deemed to be valid service of process upon the Majority Shareholders, and each of them, as appropriate, and any claim by any Indemnitee in respect to this Agreement may be asserted against, and settled with, Agent. Agent shall be deemed to have accepted the appointment herein upon Agent's execution of this Agreement.

     13.2 Liability of Agent.

        Nothing contained herein shall be deemed to make Agent personally liable to the Majority Shareholders, or any of them, or to impose or enlarge any obligation of Agent to Parent, Merger Sub or Company in his personal capacity as one of the Majority
Shareholders, or otherwise, because of service in Agent's capacity as agent and attorney-in-fact. In performing any of Agent's duties hereunder, Agent shall not incur any liability to the Majority Shareholders, or any of them, for losses, damages, liabilities, claims or expenses, except for his own willful default.

     13.3 Irrevocable; Binding on Successors, Etc.

        It is expressly understood and agreed that this power of attorney and the agency created hereby is coupled with an interest of the respective parties hereto and shall be binding and enforceable on and against the respective heirs, personal representatives, successors and assigns of the Majority Shareholders, and each of them, and this power of attorney shall not be revoked or terminated by the death, disability, bankruptcy or incompetency of any of the Majority Shareholders, but shall continue to be binding and enforceable by Agent, Parent, and the Surviving
Corporation and their respective successors, and on and against the heirs, personal representatives, successors and assigns of each of the Majority Shareholders, in the manner provided herein.

14.  MISCELLANEOUS

     14.1 Notices.

        (a) All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and
(a) delivered personally, or (b) sent by pre-paid, first class, certified or registered air mail, return receipt requested, or
(c) by an express courier service, or (d) by facsimile transmission to the intended recipient thereof, at its address or facsimile number set out below. Any such notice, demand or communication shall be deemed to have been duly given immediately
(if given or made by confirmed facsimile), or three days after

mailing or the second day after delivery to an express courier service, and in proving same it shall be sufficient to show that the envelope containing the same was duly addressed, stamped and posted (or that the envelope was delivered to the express courier service), or that receipt of a facsimile was confirmed by the recipient. The addresses and facsimile numbers of the parties for purposes of this Agreement are:


        (i)  If to Parent or Merger Sub:   Housecall Medical Resources, Inc.
                                           1000 Abernathy Road
                                           Building 400, Suite 1825
                                           Atlanta, Georgia 30328
                                           Facsimile No.: 770-395-9891
                                           Attention:  Peter J. Bibb

             With a copy to:               Kilpatrick & Cody, L.L.P.
                                           1100 Peachtree Street
                                           Atlanta, Georgia 30309
                                           Facsimile No.: 404-815-6555
                                           Attention:  W. Randy Eaddy

      (ii)   If to Company or
             the Majority Shareholders:    Messick Homecare, Inc.
                                           307 Hickerson Street
                                           Murfreesboro, Tennessee 37130
                                           Facsimile No.: 615-895-9420
                                           Attention:  J. Trent Messick

     (iii)   If to Agent:                  J. Trent Messick
                                           c/o Messick Homecare, Inc.
                                           307 Hickerson Street
                                           Murfreesboro, Tennessee 37130
                                           Facsimile No.: 615-895-9420

             With a copy to:               Blankenship and Blankenship
                                           815 South Church Street
                                           Murfreesboro, Tennessee 37130
                                           Facsimile No.: 615-895-3942
                                           Attention:  Thomas D. Frost


Any party may change the address to which notices, requests, demands or other communications to such parties shall be delivered or mailed by giving notice thereof to the other parties hereto in the manner provided herein.

     14.2 Counterparts.

        This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

     14.3 Entire Agreement.

        This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement contains the sole and entire agreement among the parties with respect to the matters covered hereby. This
Agreement shall not be altered or amended except by an instrument in writing signed by or on behalf of the party entitled to the benefit of the provision against whom enforcement is sought.

     14.4 Governing Law.

        The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee, without regard to conflicts of laws principles.

     14.5  Successors and Assigns.

        This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and assigns.

     14.6 Partial Invalidity and Severability.

        All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable Laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any term of this Agreement, or part thereof, not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof, or part thereof, shall constitute their agreement with respect to the subject matter hereof, and all such remaining terms, or parts thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

     14.7 Waiver.

        Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party.
No failure on the part of any party hereto to exercise, and no

delay in exercising, any right, power or remedy created hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto of any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

     14.8 Headings.

        The headings of particular provisions of this Agreement are inserted for convenience only and shall not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement.

     14.9 Number and Gender.

        Where the context requires, the use of the singular form herein shall include the plural, the use of the plural shall include the singular, and the use of any gender shall include any and all genders.

     14.10 Consented Assignment.

        Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, right, contract, license, lease, commitment, sales order or purchase order if an attempted assignment thereof without the consent of another party thereto would constitute a breach thereof or in any material way affect the rights of Company thereunder, unless such consent is obtained. If such consent is not obtained, or if an attempted assignment would be ineffective or would materially affect Company's rights thereunder so that Parent and Merger Sub would not in fact receive all such rights, Company shall upon the request of Parent and Merger Sub cooperate in any reasonable arrangement designed to provide for Parent and Merger Sub the benefits under any such claim, right, contract, license, lease, commitment, sales order or purchase order, including, without limitation, enforcement of any and all rights of Company against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.

15.  CERTAIN DEFINITIONS; INDEX OF DEFINITIONS

     15.1 Certain Definitions.

        For purposes of this Agreement, the following capitalized terms shall have the meanings specified with respect thereto below (all terms used in this Agreement which are not defined in this
Article 15, but are defined elsewhere in this Agreement, shall have for purposes of this Agreement the meanings set forth elsewhere in this Agreement):

        "Action" shall mean any action, suit, complaint, claim, counter-claim, petition, set-off, inquiry, investigation, administrative

proceeding, arbitration, or private dispute resolution proceeding, whether at law, in equity, by contract or agreement, or otherwise, and whether conducted by or before any Government, any Forum, or other Person.

        "Affiliate" of any Person shall mean any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with the former Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in Atlanta, Georgia, are required or authorized to be closed.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "Environmental Laws" shall mean all federal, state, local and foreign laws, including but not limited to all statutes, ordinances, rules, regulations, and common law, relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, and any and all regulations, codes, plans, orders, decrees, judgments, injunctions, consent agreements, stipulations, provisions and conditions of permits, licenses and other operating authorizations, notices or demand letters issued, entered, promulgated or approved thereunder.

        "Forum" shall mean any federal, state, local, municipal or foreign court, governmental agency, administrative body or agency, tribunal, private alternative dispute resolution system, or arbitration panel.

        "GAAP" shall mean generally accepted accounting principles as applicable in the United States, consistently applied.

        "Government" shall mean any federal, state, local, municipal, or foreign government or any department, commission, board, bureau, agency, instrumentality, unit, or taxing authority thereof.

        "Hazardous Material" shall mean any substance, material or waste designated as hazardous or toxic under any applicable
Environmental Laws including, without limitation, petroleum and petroleum products, any substance which is (i) designated as a "toxic pollutant" pursuant to the Federal Water Pollution Control
Act, as amended, 33 U.S.C. Section 1317; (ii) defined as a
"hazardous substance" pursuant to the Comprehensive Environmental
Response, Compensation and Liability Act, as amended, 42 U.S.C.
Section 9601 et seq.; or (iii) defined as a "hazardous waste"

pursuant to the Federal Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.

        "HCFA" shall mean the Health Care Financing Administration.

        "Hereof," "herein," "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and "article", "paragraph", "Schedule", "Exhibit" and like references are to this Agreement unless otherwise specified.

        "Known," "to the knowledge of," "to the best knowledge of," "aware" or words of similar import employed in this Agreement with reference to any individual or entity shall be conclusively presumed to mean that the person or entity has made reasonable and diligent efforts under the circumstances to become knowledgeable; in the case of any Person other than a natural person, the "knowledge" of such Person shall be deemed to be the knowledge of its directors, officers or managers.

        "Law" shall mean all federal, state, local, municipal or foreign constitutions, statutes, rules, regulations, ordinances, acts, codes, legislation, treaties, conventions and similar laws and legal requirements, as in effect from time to time.

        "Liability" shall mean shall mean any liability or obligation whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due.

        "Lien" shall mean any mortgage, pledge, hypothecation, security interest, encumbrance, lien or charge of any kind, or any rights of others, however evidenced or created (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

        "Optionholders" shall mean, collectively, those Persons who are the record or beneficial holders of Options immediately prior to the Effective Time, and "Optionholder" shall mean any of them.

        "Orders" shall mean all applicable orders, writs, judgments, decrees, rulings and awards of any Forum.

        "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated association or organization, and a Government.

        "Representative" of a party shall mean such party's directors, officers, partners, employees, agents, accountants, lenders, lawyers, investment bankers, and other financial or professional advisors or consultants.

        "Shareholders" shall mean, collectively, those Persons who are the record holders of the Shares immediately prior to the Effective Time, and "Shareholder" shall mean any one of them.

     15.2 Index to Definitions.

          The definitions for the following defined terms used in this Agreement can be found as follows:


Defined Term                                 Paragraph or Article
------------                                 --------------------
Act                                                1.1
Agent                                              13.1
Audited Balance Sheet                              4.6
Audited Financial Statements                       4.7
Bank                                               8.10
Business                                           Recital A
Class A Preferred Stock                            4.2
Closing                                            3.5
Common Stock                                       4.2
Company Contracts                                  4.14
Company Cost Reports                               6.3
Company Pension Plans                              4.21
Disclosed Liabilities                              4.7
Effective Time                                     3.5
ERISA Plan                                         4.21
Escrow Agreement                                   3.3
Indemnified Losses                                10.1
Indemnitees                                       10.1
Indemnitors                                       10.1
Interim Statements                                 6.15
Internal Revenue Code                              4.21
Leased Real Property                               4.12(b)
Merger                                             1.1
Merger Consideration                               3.2
Options                                            3.1
Plan or Plans                                      4.21
Post-employment Benefits                           4.21
Preferred Stock                                    4.2
Provider Numbers                                   4.19
Real Property Improvements                         4.12(e)
Real Property Leases                               4.12(b)
Reference Date                                     4.7

Related Parties                                    4.25
Service Areas                                      4.19
Shares                                             3.1
Significant Customers                              4.16
Stock                                              4.2
Survival Period                                   11.1
Surviving Corporation                              1.1
Taxes                                              4.18
Unaudited Balance Sheet                            4.6
Unaudited Financial Statements                     4.6


              [Signatures appear on following page]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



                              HOUSECALL MEDICAL RESOURCES, INC.:


                              By:  ______________________________
                                   Name:
                                   Title:


                              MESSICK ACQUISITION CORP.


                              By:  ______________________________
                                   Name:
                                   Title:


                              MESSICK HOMECARE, INC..


                              By:  _______________________________
                                   Name:
                                   Title:



             [Signatures continued on following page]

            [Signatures continued from preceding page]


__________________________          ___________________________(SEAL)
Witness                             J. TRENT MESSICK


_________________________          ____________________________(SEAL)
Witness                            ROGER K. RICHARDSON


_________________________          ____________________________(SEAL)
Witness                            J. TRENT MESSICK
                                   For purposes of accepting the
                                   appointment as "Agent"
                                   pursuant to Paragraph 13.1

                            EXHIBIT A

                         ESCROW AGREEMENT

                            EXHIBIT B

                      INDEMNIFICATION LETTER

                            EXHIBIT C

           LEGAL OPINION OF BLANKENSHIP AND BLANKENSHIP

                            EXHIBIT D

                    COMMERCIAL LEASE AGREEMENT

                            EXHIBIT E

                LEGAL OPINION OF KILPATRICK & CODY